UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

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CEDAR FAIR, L.P.

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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS TO BE HELD ON JUNE 7, 2018

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Thursday, June 7, 2018 at 9:00 a.m. (EDT) at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To elect three (3) Class II Directors of the general partner to serve for a three-year term expiring in 2021 from those nominees nominated in accordance with our Partnership Agreement.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To hold an advisory vote to approve the compensation of our named executive officers.

4.	To transact such other business as may properly come before the meeting.

Only limited partners who held units as of the close of business on April 9, 2018 are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

By Order of the Board of Directors,

CEDAR FAIR MANAGEMENT, INC.

Richard A. Zimmerman
President and Chief Executive Officer

Sandusky, Ohio

April 26, 2018

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

2018 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2018 Annual Meeting Information

Date and Time:	Thursday, June 7, 2018 at 9:00 A.M. EDT
Place:	The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina
Record Date:	April 9, 2018
Voting:	Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.
We encourage you to vote promptly, even if you plan to attend the Annual Meeting.
You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.
More information on the voting process and requirements is available on pages 6-7.
Admission:	Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Proposals and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Elect Three (3) Class II Directors	FOR	8
2. Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	12
3. Advisory approval of compensation of our named executive officers	FOR	13

CEDAR FAIR, L.P. | 2018 Proxy Statement / 1

2017 Financial and Operating Highlights

Last year was another outstanding year at Cedar Fair. We achieved our eighth consecutive year of record net revenues, up 3% from 2016 to $1.32 billion in 2017. We had increases in core revenue metrics of attendance (up 2%) and in-park per capita spending (up 1%). We had solid out-of-park revenues of $144 million, and we increased our annualized cash distribution(1) 4% to $3.56 per limited partner unit for 2018. We also introduced a number of major attractions, including a new world-class roller coaster at Kings Island, Mystic Timbers, an expanded and newly themed water park at Cedar Point and an expanded water park at Knott’s Berry Farm, we extended the operating seasons at Carowinds, Worlds of Fun and Kings Island to include a new WinterFest holiday event, and we launched a new multi-year marketing campaign to position Cedar Point as a true regional resort destination, including the introduction of Cedar Point Sports Center.

(1) Calculated using the annualized distribution rate upon Board approval in October 2016 and October 2017.

Net revenues $1.32 billion Up 3% from 2016	Attendance 25.7 million Up 2% from 2016	In-Park Per Capita Spending $47.30 Up 1% from 2016	Annualized Cash Distribution $3.56 Up 4% from 2016

Board Overview and Governance Highlights

BOARD STRUCTURE	INDEPENDENCE	COMMITTEE COMPOSITION
9 Directors 3 - Class I 3 - Class II 3 - Class III	All directors are independent other than our Executive Chairman	Board committees are composed entirely of independent directors

TENURE AND AGE	GENDER DIVERSITY	UNIT OWNERSHIP
Average Tenure: 6.5 years Average Age: 57.7 years old	3 out of 9 directors are women	We have unit ownership guidelines for our CEO, his direct reports and our Directors. All of them are in compliance with those guidelines. (2)

(2)	Other than our new COO and SVP of human resources, who have time to gain compliance

KEY SKILLS & COMPETENCIES
* Leadership	* Sales and marketing experience
* CEO/executive management experience	* Technology background
* Finance/accounting background and expertise	* Investment banking, financial services and private equity experience
* Other public company board experience * Strategic, operational, legal and risk oversight experience	* Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries

The terms of three of the Directors expire at this annual meeting; see Proposal One. Election of Directors starting on page 8 and Board Matters and Corporate Governance starting on page 14 for more information. Information on our Directors’ compensation and unit ownership and on related person transactions is provided on pages 55-60.

2 / CEDAR FAIR, L.P. | 2018 Proxy Statement

Director Nominees

At this annual meeting, the Board is asking you to vote for each of the nominees listed below to serve as Directors of the general partner for three-year terms expiring at the annual meeting in 2021 and until their respective successors are duly elected and qualified. The Board believes that the attributes, skills and qualifications that Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby have developed through their extensive leadership experience across finance, hospitality, retail, travel, and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. The table below provides only select information about each nominee. Please see the section captioned Proposal One. Election of Directors starting on page 8 for detailed information about the background and qualifications of each Director nominee.

					Committee Membership

Name	Age	Director Since	Occupation Highlights	I	A	C	NCG	Other Public Company Boards
Daniel J. Hanrahan	60	2012	Consumer goods, retail, travel and hospitality executive with 30+ years experience	✓	✓	✓		1
Lauri M. Shanahan	55	2012	Consumer goods and retail executive with 20+ years experience	✓			✓	2
Debra Smithart-Oglesby	63	2012	President, O&S Partners Food and retail executive with 30+ years experience	✓ LI	✓	✓		1

A = Audit Committee I = Independent Director	C = Compensation Committee LI = Lead Independent Director	NCG = Nominating and Corporate Governance Committee

Continuing Directors

The table below provides select information about each of our Directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing Directors on pages 10-11.

					Committee Membership

Name	Age	Director Since	Occupation Highlights	I	A	C	NCG	Other Public Company Boards
Class I Directors serving until 2019:
Eric L. Affeldt	60	2010	Entertainment and leisure executive with 30+ years experience	✓				—
John M. Scott, III	52	2010	Leisure and hospitality executive with 25+ years experience	✓			CC	—
D. Scott Olivet	55	2013	CEO, Renegade Brands and Operating Partner, Altamont Capital Partners	✓	✓			—
Class III Directors serving until 2020:
Gina D. France	59	2011	President and CEO, France Strategic Partners LLC	✓	CC		✓	2
Matthew A. Ouimet	60	2011	Executive Chairman, Cedar Fair Management, Inc.					—
Tom Klein	55	2012	Global technology and travel executive with 25+ years experience	✓		CC		1

A = Audit Committee I = Independent Director	C = Compensation Committee CC = Committee Chair	NCG = Nominating and Corporate Governance Committee

CEDAR FAIR, L.P. | 2018 Proxy Statement / 3

Executive Compensation Highlights

Pay for Performance  A majority of our named executive officer compensation is contingent on corporate performance. In 2017:

•

We produced another strong operating year, with record full-year net revenues, a strong fourth quarter performance and solid growth across our core revenue metrics, including attendance and in-park per capita spending (see 2017 Financial and Operating Highlights above).

•

We achieved these strong near term results while still creating value for our unitholders over the long-term, including the start of a multi-year marketing campaign to strengthen Cedar Point’s position as a regional resort destination, continued expansion of our resort facilities, and the introduction of three new WinterFest events which further extends our operating season into November and December;

•	We celebrated 31 consecutive years of paying a distribution to our unitholders resulting in an average annual return of approximately 17% when taking into account distribution reinvestments; and

•	By delivering solid 2017 Adjusted EBITDA performance, we exceeded our three-year performance targets, which resulted in our executives earning maximum payouts under their long-term incentive awards.

2017 Compensation Updates  We did not make significant changes to our executive compensation program in 2017.

Compensation Philosophy and Objectives

We seek to do the following:
✓ Incentivize our key employees to drive superior results
✓ Give key employees a proprietary and vested interest in our growth and performance
✓ Align executive compensation with unitholders’ interests by: - Emphasizing performance-based compensation - Directly tying compensation to Company performance - Increasing insider equity ownership
✓ Attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend
✓ Reward both successful individual performance and consolidated operating results of the Company (with key performance metrics based on Adjusted EBITDA)

Compensation Elements and Mix  Our program focuses on total direct compensation opportunities - i.e., the combination of base salary, annual cash incentive awards and long-term incentive compensation. See the Elements of 2017 Compensation section of our Compensation Discussion and Analysis for a detailed discussion of these and the other elements of our compensation program. We seek to balance our executives’ compensation among the different elements and look to the relationship of cash and equity incentives to each executive’s salary in setting pay. The mix and relative levels of the compensation elements is position dependent, may vary year-to-year, and is illustrated in the Compensation Mix sections.

Other Key Features

- Independent compensation consultant engaged by Compensation Committee	- Incentive compensation clawback provisions for CEO and his direct reports
- Alignment with unitholder interests	- No tax gross-ups
- Anti-hedging policy for executive officers and directors	- Annual compensation risk assessment
- Anti-pledging policy for executive officers and directors, including the prohibition of holding units in margin accounts

4 / CEDAR FAIR, L.P. | 2018 Proxy Statement

Advisory Vote on Our Named Executive Officer Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2019 annual meeting.

As noted above, we did not make significant modifications to our executive compensation program in 2017. Our executive compensation decisions for 2017 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals, and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2017, including our decisions to increase base salaries for our executives, to enhance long-term and short-term performance-based incentive awards to certain of our named executive officers, and to continue to pay earned long-term incentive plan (“LTIP”) awards in units, were made to further demonstrate our commitment to these goals, as further explained in this proxy statement.

Please see Proposal Three. Advisory Vote on Our Named Executive Officer Compensation on page 13 and the detailed information regarding our named executive officer compensation in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement on pages 17-54.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 5

THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 26, 2018.

Time and Place

The annual meeting will be held at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina on Thursday, June 7, 2018, at 9:00 a.m. (EDT). Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) Class II Directors of the general partner to serve for a three-year term expiring in 2021 from those nominees nominated in accordance with our Partnership Agreement;
•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
•	approve, on an advisory basis, the compensation of our named executive officers; and
•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting

To Be Held on June 7, 2018

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class II Directors of the Board’s nominees, Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby, in favor of each of Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, or on the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name”, your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow Sodali, LLC
470 West Avenue
Stamford, CT 06902
Please call: (203) 658-9380 or
Call toll free at: (800) 662-5200
Email: j.comer@morrowsodali.com
Web address: www.morrowsodali.com

6 / CEDAR FAIR, L.P. | 2018 Proxy Statement

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on April 9, 2018 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. You may obtain directions on attending the annual meeting and voting in person by calling our Investor Relations Department at (419) 627-2233.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of Directors by the units represented at the annual meeting in person or by proxy will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented in person or by proxy and voting at the annual meeting. This say-on-pay vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of April 9, 2018, there were approximately 56,416,016 units outstanding and entitled to vote at the annual meeting, held by approximately 5,300 holders of record. As of April 9, 2018, the Directors and executive officers of the general partner and their affiliates beneficially owned 1,194,673 units (which includes 365,377 vested options and deferred equity compensation), or approximately 2.0% of the total units outstanding on that date. See Security Ownership of Certain Beneficial Owners and Management.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 7

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class II expire at this annual meeting. Our current Class II Directors are Daniel J. Hanrahan, Lauri M. Shanahan and Debra Smithart-Oglesby.

At this meeting, Daniel J. Hanrahan, Lauri M. Shanahan and Debra Smithart-Oglesby are nominated by the Board for election as Class II Directors to serve for three-year terms expiring at the annual meeting in 2021 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby, to whom we refer in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby have developed through their extensive leadership experience across finance, hospitality, retail, travel, and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

8 / CEDAR FAIR, L.P. | 2018 Proxy Statement

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class II Directors to serve until 2021:

Daniel J. Hanrahan Age: 60 Director since: 2012 Committee Memberships: Audit Compensation

Daniel J. Hanrahan, age 60, brings more than 30 years of experience, including a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. He served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology, from August 2012 through April 2017. Prior to joining Regis, he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. In 2017, Mr. Hanrahan was appointed as a director and member of the Audit Committee at Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences. Mr. Hanrahan has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Mr. Hanrahan is qualified to serve on the Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 30 years of experience in sales and marketing.

Lauri M. Shanahan Age: 55 Director since: 2012 Committee Memberships: Nominating & Governance

Lauri M. Shanahan, age 55, is a seasoned retail executive with more than 20 years of broad-based experience across global, multi-channel, multi-brand enterprises as well as other retail and consumer product companies, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer, chief legal officer and corporate secretary during her 16-year career with the company. She currently serves on the Board of Directors of Deckers Brands (NYSE: DECK), a global footwear, accessories and apparel lifestyle company with a portfolio of premium brands and $1.9 billion in revenues; Treasury Wine Estates (ASX: TWE), a vertically integrated, global wine company based in Melbourne, Australia with 70+ brands and $1.8 billion in revenues; and Charlotte Russe Holding, Inc., a retailer of fashionable, value-priced women’s apparel, footwear and accessories with more than 500 stores. She chairs the Compensation Committee of Deckers Brands. She is the Chairman of the Board and chairs the Compensation Committee of Charlotte Russe Holding, Inc. She is a member of the Human Resources Committee of Treasury Wine Estates. In addition, Ms. Shanahan serves on the California State Personnel Board, which oversees all policies relating to the implementation and enforcement of the merit-based system for all current and prospective state employees. Ms. Shanahan has served as a Director since June 2012 and is a member of the Nominating and Corporate Governance Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company management and leadership experience in the consumer goods and retail industries, which includes strategic, operational, legal and risk oversight experience, as well as her experience on the three other boards on which she currently serves.

Debra Smithart-Oglesby Lead Independent Director Age: 63 Director since: 2012 Committee Memberships: Audit Compensation

Debra Smithart-Oglesby, age 63, is a former certified public accountant with more than 30 years of financial and corporate leadership experience in the food service and retail industries. In January 2018, she became the Lead Independent Director of the Board of Directors. Ms. Smithart-Oglesby serves on the Board of Directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and nine countries, which she joined in 2003. She served as the chair of Denny’s Board from 2006 through 2017 and was the company’s interim chief executive officer from 2010 through 2011. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 30 years.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 9

Class I Directors serving until 2019:

Eric L. Affeldt Age: 60 Director since: 2010

Eric L. Affeldt, age 60, served as chief executive officer and a director of ClubCorp Inc. (NYSE: MYCC), which owns or operates a network of golf and country clubs, business clubs, sports clubs and alumni clubs, from 2006 through 2017 and served as ClubCorp’s president from 2006 through 2016. Prior to joining ClubCorp, he was a principal of KSL Capital Partners, the private equity firm that purchased ClubCorp in 2006. Mr. Affeldt also previously served as president and CEO of KSL’s former golf division, KSL Fairways, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California and was a founding partner of KSL Recreation. In addition, he was president of General Aviation Holdings, Inc. Mr. Affeldt served as the non-executive Chairman of the Board from 2012 through 2017 and has served as a Director since 2010. Mr. Affeldt is qualified to serve on the Board of Directors primarily as a result of his experience as president and CEO of a nationally recognized company that conducts business in the entertainment and leisure industry.

John M. Scott, III Age: 52 Director since: 2010 Committee Memberships: Nominating & Governance

John M. Scott, III, age 52, is a leisure and hospitality executive with more than 25 years of broad-based experience across global, multi-channel, multi-brand enterprises. He is currently acting as a senior advisor to TPG Real Estate Group, the real estate sector of TPG Global, a leading global alternative asset firm. He also serves as non-executive chairman of one of TPG Real Estate Group’s portfolio companies, A&O Hostels based in Germany. Most recently he served as president and chief executive officer and a director of Belmond Ltd. (NYSE: BEL) (previously Orient-Express Hotels Ltd. (NYSE: OEH)), a company engaged in ownership and management of luxury hotel, restaurant, tourist train and cruise businesses, from November 2012 through September 2015. Prior to joining Belmond Ltd., he served as president and chief executive officer of Rosewood Hotels & Resorts, an international luxury hotel and resort company, from 2003 through August 2011. Prior to that he was the managing director of acquisitions and asset management for Maritz, Wolff & Co., a private equity real estate investment group. Mr. Scott began his career with the Interpacific Group where he held senior hotel management positions in the Asia Pacific region and in 1994 joined the Walt Disney Company (NYSE: DIS) as manager of business development and strategic planning for both Disney Development Company and Walt Disney Attractions groups. Mr. Scott served on the board of Kimpton Hotels and Restaurants, a private company until 2012. At Cedar Fair, Mr. Scott is the Chairman of the Nominating and Corporate Governance Committee and has served as a Director since 2010. Mr. Scott is qualified to serve on the Board of Directors primarily as a result of his past experiences as president and CEO of a nationally recognized company that conducts business in the hotel industry.

D. Scott Olivet Age: 55 Director since: 2013 Committee Memberships: Audit

D. Scott Olivet, age 55, is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. He also serves as the executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. Mr. Olivet was the non-executive chairman of Collective Brands, a parent company that owns shoe retailers and manufacturers, from June 2011 to October 2012. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, and from July 2009 to February 2011 served as its chairman of the board. Prior to joining Oakley, Mr. Olivet served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc. with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. He has served as a director of RED Digital Cinema Camera Company since 2006. He served as a director of Skullcandy (NASDAQ: SKUL) serving as a member of its audit committee and compensation committee from 2011 through 2016, a trustee of Pomona College from 2009 through 2017, a director of the Pacific Council on International Policy from 2010 through 2017, and a director of HUF Worldwide, Inc. from 2014 through 2017. He has served as chairman of the board for both Dakine and Mervin Manufacturing since November 2013 and is a member of the boards of Brixton Manufacturing since October 2014, Fox Head, Inc. since December 2014, Hybrid Apparel since December 2014, and Varsity Brands since 2017. He served as a director of Collective Brands from 2006 to 2012. Mr. Olivet has served as a Director since 2013 and is a member of the Audit Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

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Class III Directors serving until 2020:

Gina D. France Age: 59 Director since: 2011 Committee Memberships: Audit Nominating & Governance

Gina D. France, age 59, has more than 35 years of strategy, investment banking and corporate finance experience. Currently, Ms. France is president and CEO of France Strategic Partners LLC, a strategy and transaction advisory firm serving corporate clients across the country. Before founding France Strategic Partners in 2003, Ms. France was a Managing Director with Ernst & Young LLP where she led a national client-facing strategy group. She has served as a strategic advisor to over 250 companies throughout the course of her career. Previously, Ms. France was an investment banker with Lehman Brothers in New York and San Francisco. Prior to Lehman Brothers, she served as the International Cash Manager of Marathon Oil Company. Ms. France also serves on the Corporate Boards of Huntington Bancshares Incorporated (NASDAQ: HBAN), a $100 billion asset regional bank holding company operating in 8 states; and CBIZ, Inc. (NYSE: CBZ), an accounting services and employee benefits provider with 100 offices nationwide. She has also served on the boards of FirstMerit Corporation prior to its acquisition by Huntington Bancshares and Dawn Food Products, one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chairperson of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France brings to the Board of Directors her leadership experiences in the investment banking, accounting and financial services fields, her expertise in financial reporting and risk oversight, and her experiences as a board member of several nationally recognized companies.

Matthew A. Ouimet Executive Chairman Age: 60 Director since: 2011

Matthew A. Ouimet, age 60, has been Executive Chairman of the Board of Directors since January 2018 and a member of the Board of Directors since August 2011. Mr. Ouimet served as chief executive officer from January 2012 through December 2017 and was president of the Partnership’s General Partner from June 2011 through October 2016. Before joining Cedar Fair, Mr. Ouimet was president and chief operating officer for Corinthian Colleges, a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 through October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 through June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 through September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. This experience, Mr. Ouimet’s leadership and management skills and his insights from his experience as Cedar Fair’s prior chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Tom Klein Age: 55 Director since: 2012 Committee Memberships: Compensation

Tom Klein, age 55, served as chief executive officer and president and a director of Sabre Holdings (NASDAQ: SABR), a technology solutions provider to the global travel and tourism industry, from 2013 until 2016. Its subsidiaries include Sabre Travel Network and Sabre Airline and Hospitality Solutions. Prior to becoming CEO, Mr. Klein served in a number of leadership roles at Sabre, including company president from 2010 and group president of Sabre Travel Network and Sabre Airline Solutions. Before joining Sabre in 1994, he held a variety of sales, marketing and operations roles at American Airlines (NASDAQ: AAL) and Consolidated Freightways, Inc. Mr. Klein serves on the Board of Directors for Playa Hotels & Resorts N.V. (NASDAQ: PLYA), an owner, operator and developer of all-inclusive resorts in Mexico and the Caribbean. He was appointed to the Board of Directors for Brand USA by the U.S. Secretary of Commerce and served from 2010 through 2017, serving as Vice Chair for three years prior to his service as Chairman during 2017. In 2016, he was appointed to the U.S. President’s Advisory Council on Doing Business in Africa. He served on the executive committee of the World Travel and Tourism Council for almost a decade. Mr. Klein has served as a Director since January 2012 and is Chairman of the Compensation Committee. Mr. Klein is qualified to serve on the Board of Directors primarily as a result of his experience as president and chief executive officer of a company in the technology and travel industry and brings an understanding of distribution and technology solutions to the Board.

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PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2018 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2017. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

The Board of Directors unanimously recommends a vote FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

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PROPOSAL THREE. ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2019 annual meeting. We encourage you to review the detailed information regarding our named executive officer compensation provided in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe our compensation program is appropriately structured to support our continued growth and success and to incentivize our high-performing executive team. The compensation of our named executive officers for 2017 reflected several years of strong operating results, including the results we achieved in 2016 and 2017, and the strong performance of our executives. Performance highlights for 2017 are provided in detail in the Compensation Discussion and Analysis section.

We did not make significant modifications to our executive compensation program in 2017. Our executive compensation decisions for 2017 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2017, including our decisions to increase base salaries for our executives, to enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to continue to pay earned long-term incentive plan (“LTIP”) awards in units, were made to further demonstrate our commitment to these goals, as further explained in this proxy statement.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

The Board of Directors unanimously recommends a vote FOR Proposal Three to approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narratives in this proxy statement.

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BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board formally met eight times in 2017 along with additional interactions between formal meetings. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2017, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. Eight of the nine current board members attended the 2017 annual meeting.

Executive sessions of all non-employee independent Directors are scheduled in conjunction with each regularly scheduled board meeting and were held five times during 2017. These executive sessions are attended by non-employee Directors only. The non-executive independent Chairman presided at each executive session in 2017, and the Lead Independent Director will preside at executive sessions in 2018.

Board Independence

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in the Partnership’s Corporate Governance Guidelines. The Board has affirmatively determined that current Board members Eric L. Affeldt, Gina D. France, Daniel J. Hanrahan, Tom Klein, D. Scott Olivet, John M. Scott, III, Lauri M. Shanahan and Debra Smithart-Oglesby, meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Mr. Ouimet is not independent because he is an executive officer of the Partnership.

Corporate Governance Documents

The Partnership’s Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Partnership.

Corporate Governance Guidelines

The Corporate Governance Guidelines cover, among other things, the composition and functions of the Board, the qualifications and responsibilities of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the responsibilities of the Chairman of the Board and the Lead Independent Director.

Code of Business Conduct and Ethics

The Company has adopted and maintains a Code of Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Partnership’s best interest.

The Partnership intends to post amendments to or waivers from the Partnership’s Corporate Governance Guidelines and Code of Conduct and Ethics on the Partnership’s Investor Relations website at http://ir.cedarfair.com/. No waivers have been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

The Partnership’s Corporate Governance Guidelines, Code of Conduct and Ethics, and charters of the committees of the Board are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/. A printed copy of each of these documents is available, without charge, by sending a written request to: Cedar Fair L.P., One Cedar Point Drive, Sandusky, Ohio 44870-5259, Attention: Investor Relations, or by sending an email to investing@cedarfair.com.

Communication with the Board

Members of management and the Board practice and encourage engagement with our unitholders by meeting with our unitholders to discuss a broad range of topics, including governance and our compensation programs, and incorporating unitholder feedback throughout the year. The Board also provides a formal process for unitholders and interested parties to send communications directly to the Board, including the non-employee independent Directors as a group or the presiding Director of such group. Shareholders and other interested parties may send mail communication addressed as follows:

Duffield Milkie, Corporate Secretary

One Cedar Point Drive

Sandusky, Ohio 44870-5259

The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly. We also have a toll-free hot-line that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hot-line is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

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Board Leadership Structure and Risk Oversight

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. We maintained separate Chief Executive Officer and Board Chairman roles from early 2011 through 2017. We review and evaluate our Board leadership structure periodically and decided to modify it as part of our recent executive leadership transition process. Accordingly, following a robust review process led by the Board, Mr. Ouimet transitioned to the Executive Chairman role in connection with Mr. Zimmerman’s promotion to President and Chief Executive Officer, and Ms. Smithart-Oglesby became our Lead Independent Director in January 2018. The transition follows a successful and extended succession plan that was developed and implemented by the Board over the past several years. As our Lead Independent Director, Ms. Smithart-Oglesby will preside at all Board meetings at which the Chairman is not present, including executive sessions, will convene meetings of the independent directors as they deem appropriate, will act as a liaison between the independent directors and the Chairman, will assist with information flow and approve board schedules and agendas, will lead the Board process for and work with the Compensation Committee to evaluate the performance and determine the compensation of the chief executive officer, will retain counsel or other advisers on behalf of the independent directors and will perform such other functions and responsibilities requested by the Board from time to time. We believe this structure is optimal for our current circumstances and that it will provide continuity of leadership while ensuring independent leadership on and independent oversight of management, discussion and communication by the Board. The Board will review and evaluate this structure and the appointment of the Executive Chairman and Lead Independent Director on a periodic basis.

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Audit Committee meets frequently during the year (five times in 2017) and discusses with management and the Partnership’s independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements. The Audit Committee also reviews the Partnership’s enterprise risk management process for identification of and response to risks related to cyber-security and data protection, and other risks that may materially impact the business. The Audit Committee Chairperson provides the Board with regular reports concerning its risk oversight activities. In addition, the Compensation Committee annually assesses the Partnership’s compensation programs to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership. The Board of Directors is kept abreast of the Compensation Committee’s risk oversight and other activities via regular reports of the Committee Chairperson to the full Board.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/ and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board and its Committees.

The members of the Board and the Committees of the Board on which they serve as of the date of this proxy statement are identified below.

	Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Class I	Eric L. Affeldt
	John M. Scott, III			**
	D. Scott Olivet	*
Class II	Daniel J. Hanrahan	*	*
	Lauri M. Shanahan			*
	Debra Smithart-Oglesby (1)	*	*
Class III	Gina D. France	**		*
Matthew A. Ouimet
	Tom Klein		**

(1) Lead Independent Director	* Member	** Committee Chair

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

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The Audit Committee met five times in 2017. The Board has determined that each Committee member is financially literate, and Gina D. France and Debra Smithart-Oglesby are the designated financial experts. The Audit Committee’s report is included in this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors. The Compensation Committee is also responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities. The Compensation Committee met five times in 2017. The Compensation Committee Report is included in this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make recommendations regarding their direct reports. See Compensation Discussion and Analysis - Determining Executive Compensation - Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer for additional detail.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified Director nominees to enhance the Board and for playing a leadership role in shaping the governance of CFMI. The Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee considers diversity in its nominating process, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional. The Committee conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2017, the Nominating Committee met three times.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See Unitholder Proposals and Nominations for the 2019 Annual Meeting for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2017 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

Unit Ownership Guidelines

The Board maintains unit ownership guidelines for our chief executive officer and his direct reports. The chief executive officer is required to hold units having a value of four times his base salary, and his direct reports are required to hold units with a value of two times their base salaries. The chief executive officer’s direct reports currently include the chief operating officer, the executive vice president and chief financial officer, the executive vice president and chief marketing officer, the executive vice president and general counsel, and the senior vice president of human resources. Executives have five years from becoming an executive officer to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of April 2018, the chief executive officer and his direct reports were all in compliance with the guidelines, other than the chief operating officer and the senior vice president of human resources, who have five years from becoming an executive officer (December 2017 and December 2016, respectively) to gain compliance with the guidelines. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also maintains unit ownership guidelines for the Directors. The guidelines require Directors (excluding the Executive Chairman) to accumulate units equal to four times the annual cash retainer within four years of becoming a Director. The Executive Chairman is required to maintain ownership consistent with the executive requirements. As of April 2018, all directors were in compliance with the guidelines.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining the elements and mix of executive compensation, and the reasons that we have elected to pay these particular elements of compensation. The following summary highlights our 2017 business results and the impact of those results on our compensation decisions. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Following the summary is a detailed discussion of our philosophy and practices regarding the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2017:

•	Matthew A. Ouimet, who was our Chief Executive Officer during 2017, and who became Executive Chairman of our Board in 2018;

•	Brian C. Witherow, our Executive Vice President and Chief Financial Officer;

•	Richard A. Zimmerman, who was our President and Chief Operating Officer during 2017, and who became our President and Chief Executive Officer in 2018;

•	Duffield E. Milkie, our Executive Vice President and General Counsel and Corporate Secretary; and

•	Kelley Semmelroth, our Executive Vice President and Chief Marketing Officer.

Summary

We believe that our compensation should be closely tied to Company and individual performance. To that end, in 2017:

•

We produced another strong operating year, with record full-year net revenues, a strong fourth quarter performance and solid growth across our core revenue metrics, including attendance and in-park per capita spending;

•

We achieved these strong near term results while still creating value for our unitholders over the long-term, including the start of a multi-year marketing campaign to strengthen Cedar Point’s position as a regional resort destination, continued expansion of our resort facilities, and the introduction of three new WinterFest events which further extends our operating season into November and December;

•	We celebrated 31 consecutive years of paying a distribution to our unitholders resulting in an average annual return of approximately 17% when taking into account distribution reinvestments; and

•	By delivering solid 2017 Adjusted EBITDA performance, we exceeded our three-year performance targets, which resulted in our executives earning maximum payouts under their long-term incentive awards.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend. Our executive compensation structure rewards both successful individual performance and the consolidated operating results of the Company. Our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective.

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We use Adjusted EBITDA as the basis for our key performance measures because it tracks core operating performance closely, it crosses park operating units, and it is easy to track. Further, Adjusted EBITDA is widely used by analysts, investors and comparable companies to evaluate operating performance in our industry.

Our unitholder approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results and to deliver long-term value for all unitholders. Our compensation structure provides us with the flexibility to evolve our compensation philosophy and program from year to year, as the market, our business or the industry requires.

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Company Financial Performance

The graphs below illustrate some of the key indicators of the Company’s financial health and performance over the five-year fiscal period, 2013-2017.

Cumulative Total Return1 (156% 5-year total return)

[1]	Based upon initial investment of $100 on December 30, 2012 with dividends reinvested and calculated as a straight cumulative return.

Some of our financial results and other accomplishments we achieved for our unitholders in 2017 include:

•	We achieved our eighth consecutive year of record net revenues, up 3% from 2016 to $1.32 billion;

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•

We increased attendance by 2% from 2016 to 25.7 million visits, while increasing in-park per capita spending by 1% to $47.30, and achieving out-of-park revenues of $144 million, a less than 2% decrease from our out-of-park revenues for 2016; and

•

We achieved Adjusted EBITDA of $479 million, representing a $2 million, or less than 1%, decline from the Adjusted EBITDA achieved in the prior year (Adjusted EBITDA is the key performance objective for our executive compensation program because it tracks core operating performance closely, it crosses park operating units, and it is easy to track; see “Compensation Philosophy and Objectives” section above); and

2 See Note 5 in Item 6, “Selected Financial Data,” on page 15 of the Company’s Form 10-K for fiscal 2017 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA, as well as a reconciliation from net income.

•

We delivered returns to our unitholders. In November 2017, we announced that our annualized cash distribution (calculated using the annualized distribution rate upon Board approval in October 2016 and October 2017) would increase 4% to $3.56 per limited partner unit, up from $3.42 per unit in 2017.

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In 2017, we also advanced a number of important long-term initiatives that position us to grow well into the future and that support our mission to be THE place to be for FUN. These include the following:

•

We completed important capital investment projects to maximize the market potential of our parks, including introducing Mystic Timbers, a world-class wooden roller coaster at Kings Island, and expanding our two separately-gated water parks at Knott’s Berry Farm and Cedar Point;

•	We introduced and expanded our immersive special events, such as a month-long celebration at Canada’s Wonderland in honor of Canada’s 150th anniversary;

•

We expanded our daytime Halloween events across all of our parks and introduced three new WinterFest celebrations in November and December. We will be expanding this event to an additional park in 2018;

•	Cedar Point launched a new multi-year marketing campaign to position this park as a true regional resort destination;

•

We introduced the Cedar Point Sports Center, a state-of-the-art youth sports facility adjacent to Cedar Point, which hosts baseball, softball, soccer and lacrosse tournaments, resulting in a successful inaugural season with over half of the teams traveling from outside the state of Ohio; and

•

We announced an exciting array of new rides and attractions to be introduced in our 2018 operating season, including four ground-breaking roller coasters, investments in children’s and family attractions and expansion of special events, the opening of a new addition at Cedar Point’s historic Hotel Breakers and the introduction of new and upgraded dining venues at five of our parks.

Our Pay Governance Reflects Best Practices

We maintain the following compensation and pay governance best practices:

•	A majority of named executive officer compensation is contingent on corporate performance, as described and illustrated in the “Compensation Mix-2017” section below;

•	We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports;

•	Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports;

•	We do not provide excise tax “gross ups”;

•	We have an anti-hedging policy that restricts executive officers and directors from engaging in certain transactions such as puts or calls relating to the Company’s securities;

•	We have an anti-pledging policy that prohibits executive officers and directors from pledging the Company’s securities or holding its units in margin accounts;

•

Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members;

•	Our independent Compensation Committee has retained Korn Ferry Hay Group (“Korn Ferry”) to advise and report directly to the Committee;

•	We conduct an annual risk assessment of our compensation programs, which is led by Korn Ferry; and

•	We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

We received strong unitholder support in our 2016 advisory vote on executive compensation, and our management team continued to deliver record results. We believe that our compensation program is appropriately structured to support our continued growth and success and to incentivize our high-performing executive team. As a result, the Compensation Committee did not make significant changes to our executive compensation program in 2017.

Our executive compensation decisions for 2017 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. As further explained below, each of our executive compensation decisions for 2017, including our decisions to increase base salaries for our executives, to enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to continue to pay earned long-term incentive plan (“LTIP”) awards in units, were made to further demonstrate our commitment to these goals.

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Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

At the 2017 Annual Meeting of Limited Partner Unitholders, approximately 94% of the units cast were voted to approve the compensation of the Company’s named executive officers. The Compensation Committee believes that the strong unitholder support for the Company’s pay practices in 2017 was a clear endorsement of our current performance-based approach, focused on long-term value creation. Therefore, the Compensation Committee has decided generally to continue its approach to executive compensation for 2018 and to maintain our emphasis on performance in the Company’s executive compensation structure. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool to inform the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its unitholders.

Compensation Performance Measures

As discussed above, our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. In the compensation context, we use performance goals that compute performance achieved and targets using “functional currency Adjusted EBITDA,” which differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because the compensation metric is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations). We consistently use functional currency in the compensation program and believe it is the most appropriate measurement to determine incentive compensation because it eliminates artificial increases or decreases based solely on currency fluctuations. In addition, for our cash plan, the targeted and actual performance calculations are based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts.

Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s value. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate performance over the long term. The range of targeted compensation is position dependent and may reflect how difficult we believe it would be to replace a particular person and his or her skill set.

Role of the Compensation Consultant

The Compensation Committee engaged Korn Ferry, an independent executive compensation consulting firm, to provide information on competitive practices and trends in our industry, to make recommendations regarding the design of our compensation program and to assist with the annual review of compensation practices and an assessment of the effectiveness of these practices. Korn Ferry also assisted with our biannual peer group review, prepared our biannual executive compensation benchmarking study and assisted with a review and comparison of our director compensation practices to market practices. Korn Ferry was retained by and reports directly to the Compensation Committee. Since their engagement in 2011, Korn Ferry (or Hay Group, prior to its acquisition by Korn/Ferry International in 2015) has regularly attended and participated in Compensation Committee meetings. The Compensation Committee may rotate or select compensation consultants to provide information or advice on our compensation programs from time-to-time.

We have periodically engaged Korn Ferry to assist us with director and executive searches, executive coaching and leadership development and succession planning since 2011. Korn Ferry provided leadership assessment and succession services to us and received fees for executive search services in 2017, but the amount of fees for those additional services was less than $120,000 and less than the fees paid to Korn Ferry for compensation consulting services. The Compensation Committee recommended and engaged Korn Ferry for these additional services. Korn Ferry did not perform any other material services for the Company or for management other than to provide advice and counsel to the Compensation Committee in accordance with the Compensation Committee’s instructions from time to time.

Compensation Consultant Conflicts Assessment

In February 2017 and February 2018, the Compensation Committee assessed the independence of the compensation consultant in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that the compensation consultant’s work for the Compensation Committee does not raise any conflicts of interest.

In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Korn Ferry. In particular, at its February 2017 meeting, the Committee considered: (i) whether any other services had been or were being provided by Korn Ferry to the Company, (ii) the amount of fees paid by the Company to Korn Ferry as a percent of Korn Ferry’s total revenues, (iii) Korn Ferry’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (iv) Korn Ferry’s ownership of Company units, and

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(v) any business or personal relationships between Korn Ferry and any Committee members or the Company’s executive officers. Following the consideration of these factors, the Committee determined that Korn Ferry is independent.

2017 Peer Group and Peer Group Review

Compensation information from our peer group and surveys is one factor and reference point that the Compensation Committee considers in the executive compensation decision-making process. The Compensation Committee reviews the peer group periodically, with the goal of reviewing it at least biannually, and undertook a peer group review in 2017 with the assistance of Korn Ferry. Following that review, we updated our peer group to remove two acquired companies (Carmike Cinemas and Dreamworks Animation) and a company that had recently sold part of its business (Bob Evans Farms). We also added two new companies to the group to replace the companies that we removed (Dave & Busters and Regal Entertainment Group). Our updated peer group approved by the Compensation Committee in 2017 includes the following companies:

Buckle, Inc.	International Speedway Corp.	Sea World Entertainment Inc.
Choice Hotels International, Inc.	Madison Square Garden Co.	Six Flags Entertainment Corp.
Cinemark Holdings, Inc.	Marcus Corporation	Speedway Motorsports, Inc.
Dave & Busters	Marriott Vacations Worldwide	Texas Roadhouse, Inc.
DSW, Inc.	Pinnacle Entertainment, Inc.	Vail Resorts, Inc.
Finish Line, Inc.	Regal Entertainment Group

These peer group members were selected in a review process, in consultation with Korn Ferry, that focused on the peer group we previously had in place (which was most recently approved in 2015), major business changes with respect to the peer group companies and potential companies to add. In establishing and updating our compensation peer group, we focus on U.S. publicly traded companies in family-oriented leisure, recreation and entertainment, with similar business models and markets to ours, with annual revenues between 1/2 to 2 1/2 times our revenues and with a market capitalization and/or employee count comparable to ours. The goal was for peer group companies to meet the majority of these criteria. The Compensation Committee believes this peer group meets this goal, achieves the desired level of balance among the peer group companies in terms of revenues and market capitalization and provides a solid indicator of the executive compensation practices for businesses our size and in our industry.

The Korn Ferry review included industry and size data for each of the current peer group companies and observations on the most notable business changes with respect to those companies. In considering companies to add to the group in light of the companies recommended for removal, Korn Ferry screened for similarly sized companies in the consumer services industry and considered peers disclosed by our peers and the peer group used by Institutional Shareholder Services (ISS). The final group was considered to have an appropriate number of companies, good leisure and facilities exposure and related sectors and was not viewed to have any aspirational peers. Accordingly, the Compensation Committee approved the above listed group of companies as the peer group for use in its compensation decisions. The updated group was used for the benchmarking study that Korn Ferry conducted in August 2017 in advance of decisions regarding targeted compensation for 2018. As we updated the peer group after we set the executives’ targeted compensation and award opportunities for 2017, the peer group in effect when we determined 2017 compensation opportunities was the previous group that the Compensation Committee approved in 2015 after a similar review process.

Market Analysis

The Compensation Committee also periodically requests Korn Ferry to analyze the compensation of our executives relative to that of executives in similar positions at our peer companies and/or survey data, and generally requests Korn Ferry to compile that information at least biannually. While we review this peer group compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted toward performance-based compensation, and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our peer group and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with survey data, subject to other considerations. Other factors we consider in setting compensation include: recent and projected Company performance, growth and returns to unitholders, the significant industry expertise of the team, recent individual performance, individual performance expectations, survey data, general industry practices, general economic conditions, internal equity, retention and recruiting goals and transitioning of compensation in connection with leadership succession. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but instead applies its independent discretion in considering them in their entirety.

Following the review and update of the peer group in 2017, the Compensation Committee requested that Korn Ferry prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Korn Ferry review was completed in August 2017, and covered all components of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target bonus) and target long-term incentive compensation. The Korn Ferry study looked at proxy data from our peer group companies and at data based on a general industry survey. The Compensation

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Committee believes the Korn Ferry analysis confirms that our executive compensation program is appropriately designed to achieve our general objectives. This updated peer and survey analysis provided context for and was one of the factors considered in our compensation decisions for 2018.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, Compensation Committee and the chief executive officer. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers. He reviews each individual against budget targets and achievement of individual performance objectives established before the operating season begins (where applicable) and he makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee then, in consultation with the independent compensation consultant, makes compensation determinations and adjustments to the chief executive officer’s recommendations when determined to be appropriate in accordance with the applicable compensation plans and in turn reports its recommendations to the Board for its approval. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Company’s performance.

The Board reviews compensation matters after the conclusion of the peak season and significant financial results are available. The chief executive officer completes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives and based upon that determination, prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year, as well as recommendations for compensation adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee and to the Board in October, and provides a final review in February of the subsequent year when financial results have been finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results.

We have streamlined our budgeting process over the past few years, which has allowed for earlier and enhanced visibility into expectations for future results and forecasts. In turn, this has enabled us to make related decisions such as establishing long-term performance targets and equity-based performance awards on a more synchronized basis, and we made grants for 2018 targeted compensation at the October 2017 meeting. This allows us to coordinate and handle all compensation-related adjustments and grants at the same time and resulted in 2018 targeted compensation being included in certain of our compensation tables below. The performance period and restricted unit vesting schedule for the October 2017 awards are the same as they would have been had the awards been made in February 2018. We plan to make equity-based long-term incentive grants for 2019 in October 2018.

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Elements of 2017 Executive Compensation

Overview

Our executive compensation program is designed around total direct compensation - that is, the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that both is competitive and will attract and motivate top talent, while keeping overall pay levels aligned with unitholders’ interests and the executives’ job responsibilities.

The following table sets forth each element of our executive compensation program and the principal objectives of that element:

Compensation Element	Principal Objective
Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership positions.
Annual Cash Incentive Awards* Cash Incentive Compensation	Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual goals.
Long-Term Incentive Compensation** Restricted Unit Awards Performance Unit Awards

Variable compensation element intended to reward contributions to our long-term success, the achievement of our mission and key business objectives, and each named executive officer’s commitment to the interests of our unitholders.

Retirement Benefits Section 401(k) Plan	The named executive officers may participate in the Company’s 401(k) plan, which is available to all our eligible employees.
Executive Perquisites and Health, Life and Disability Benefits

The named executive officers participate in employee benefit plans available to all our eligible employees, including health, life and disability plans.

Perquisites and supplemental compensation believed to be reasonable and intended to enhance the competitiveness of compensation packages.

Change in Control and Termination Protection in Employment Agreements	Ensures continuity of management in the event of a change in control of the Company and protection if the executive’s employment terminates for a qualifying event or circumstance.

*	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program, but did not provide any such additional bonuses in 2017.

**

We may make other types of long-term cash or unit-based incentive awards to our executives. Our named executive officers have options outstanding from prior year awards, and one of our executives exercised options in 2017.

We seek to balance the compensation for each executive among the above elements in a manner designed to achieve our overall compensation objectives. In setting cash incentive and equity incentive components of compensation for each executive, we look to the relationship of those components to the executive’s salary and consider the total direct compensation that is represented by salary, cash incentive awards and unit-based awards. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year, including in connection with promotions and leadership transitions.

Compensation Mix - 2017

As noted above, we did not make significant changes to our executive compensation program for 2017. Our program continued to be focused on total targeted direct compensation, and we retained the 60%/40% weighting of performance-based and time-based unit awards in the long-term incentive portion of our program. We gave merit-based base salary raises to each of our named executive officers, which flowed through their mix of compensation opportunities for the year. We also enhanced incentive compensation components for certain of the named executive officers. As a result, total compensation increases were heavily

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biased towards performance-based compensation, with the more significant adjustments grounded in expanded responsibilities, succession planning and performance. The annualized base salaries and targeted direct compensation percentages for our named executive officers for 2016 and 2017 are indicated below:

	Ouimet		Witherow		Zimmerman		Milkie		Semmelroth
	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017
Base Salary	$955,000	$990,000	$475,000	$489,300	$567,000	$600,000	$379,000	$425,000	$325,000	$350,000

Salary	17%	17%	26%	26%	25%	22%	36%	31%	32%	31%
Target Cash Incentive	21%	23%	26%	26%	25%	22%	27%	31%	32%	31%
Restricted Units	25%	24%	19%	19%	20%	22%	15%	15%	14%	15%
Performance Units	37%	36%	29%	29%	30%	34%	22%	23%	22%	23%

The graphic below illustrates the 2017 targeted total direct compensation mix for Mr. Ouimet. This chart does not include the value of Mr. Ouimet’s October 2017 restricted units because we view those as part of Mr. Ouimet’s targeted total direct compensation opportunity for 2018.

The graphics that follow illustrate the 2017 targeted total direct compensation mix for our CFO and COO and the 2017 targeted total direct compensation mix for our Executive Vice President and General Counsel and our Executive Vice President and Chief Marketing Officer. These exclude the value of the executives’ October 2017 restricted units and 2018-2020 performance unit awards, which we view as part of targeted total direct compensation for 2018.

Compensation Mix - 2018

We approved 2018 targeted total direct compensation opportunities for all of our executives in late 2017. While we did not make significant changes to our executive compensation program for 2018, the compensation opportunities and mix for Messrs. Ouimet and Zimmerman differ significantly from 2017 as a result of their new positions and our planned leadership succession. In establishing their 2018 compensation, we sought to establish an appropriate chief executive officer compensation transition. We considered, among other things, chief executive officer benchmarking information from our compensation consultant, Mr. Ouimet’s compensation opportunities as our chief executive officer, further transitioning that we expect to make to Mr. Zimmerman’s 2019 compensation commensurate with his position and performance and our general market objectives, each executive’s performance history and the leadership roles being assumed. In addition to base salary adjustments, we enhanced the short- and long-term incentive compensation components of Mr. Zimmerman’s total compensation package. Mr. Ouimet will continue to participate in our cash incentive program and received restricted unit awards. The compensation opportunities for Messrs. Witherow and Milkie and Ms. Semmelroth reflect a mix similar to their 2017 mix, with an enhanced long-term incentive award opportunity for Mr. Milkie in light of performance and expanded responsibilities. While the executives’ final compensation mix for 2018 is subject to change, 2018 base salaries are set forth below and the “Targeted 2018 Long-Term Incentive Compensation” section below discusses the unit-based awards currently in place for the 2018 compensation cycle.

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Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance, and we do not believe they should be a factor in current compensation. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Board, or the Compensation Committee, as the case may be, reviews and may adjust the base salary for each of the named executive officers on an annual basis and in connection with promotions or a substantial change in responsibilities. See Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements for additional information on the terms of the employment agreements.

The base salary for each named executive officer falls within a range, when considered together with the other elements of compensation, that the chief executive officer and Compensation Committee believe is appropriate on an individual basis. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by our compensation consultant with respect to comparable positions (rolled forward using certain assumptions between studies);
•	the individual named executive officer’s performance, experience, skills and time in position; and
•	the Company’s overall performance, returns to our unitholders and continued expectations for growth.

In light of such considerations, Messrs. Ouimet and Witherow received four percent and three percent merit increases for 2017, respectively, to recognize their continued success in their executive roles and to reward their contributions to the Company’s performance and execution of growth initiatives in 2016. Messrs. Zimmerman’s and Milkie’s base salaries were significantly adjusted for 2017 to acknowledge Mr. Zimmerman’s promotion to President and Mr. Milkie’s expanded responsibilities and personal impact on the Company. Ms. Semmelroth’s base salary increase reflected her strong performance and brand positioning work. Base salaries have been further adjusted for 2018 following a similar review process and in connection with Mr. Zimmerman’s promotion to President and Chief Executive Officer and Mr. Ouimet’s transition to the Executive Chairman role. The annualized base salaries for our named executive officers for 2017 and 2018 are indicated below:

Named Executive Officer	2017 Annual Salary	2018 Annual Salary

Ouimet	$990,000	$500,000
Witherow	$489,300	$503,979
Zimmerman	$600,000	$750,000
Milkie	$425,000	$437,750
Semmelroth	$350,000	$367,500

Cash Incentive Program

Our cash incentive awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of annual financial and operational goals. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and approved by the Compensation Committee by March of the applicable year, unless revised during the negotiation of an employment agreement. The performance objectives may be individualized for each position and individual, may be expressed in multiple measures of performance, including individual, business unit, management unit and Company performance, and may be weighted differently between positions and individuals.

Since 2012, the Compensation Committee and the Board have used a short-term cash incentive award program that includes individual performance goals and Company performance goals, and that requires that awards not be paid out if Company financial performance falls below a threshold level. For 2017, 85% of the target cash incentive awards for our named executive officers were based on a target of $528.1  million consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year; see Compensation Discussion and Analysis - Compensation Performance Measures above for an explanation of how we compute this measure. The remaining 15% of the target awards were based on the achievement of individual performance goals.

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Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of performance and were interpolated for performance between those levels. Payouts of the Company performance-based portion of the 2017 cash awards were calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)
< 90% of target	No Payout
≥ 90% of target	80%
≥ 100% of target	100%
≥ 105% of target	150%

Payout of the individual performance-based portion of the award was dependent on the achievement of a specified threshold, target or maximum number of individual performance goals, with payout at 0%, 50%, 100% and 150% for the 2017 awards. Maximum payout of the cash incentive awards was limited to 150% of the target award, and no cash incentive awards were eligible to be paid to the executives in the event that functional currency Adjusted EBITDA before incentive compensation expense fell below the threshold level of performance or the Company was not able to pay a distribution during the applicable year due to loan covenants.

Our employment agreements generally require the executive to be employed at year end to receive a cash incentive for that year, but protect the executives against forfeiting these awards in qualifying termination scenarios. As a result, we believe these awards not only motivate performance but also encourage retention of key employees.

For 2017, the cash incentive opportunities for our chief executive officer and his direct reports included a clawback provision. This clawback provision has a 24-month look back and is triggered upon a financial restatement that results in lower bonus payouts than originally delivered. We may need to modify our clawback provisions when final SEC rules and exchange listing standards are adopted to implement the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The 2017 target award opportunities for the named executive officers, reflected as a percentage of 2017 base salary, were as follows:

Named Executive Officer	Target Award in Dollars	Target Award as a Percentage of Base Salary*

Ouimet	$1,287,000	130%
Witherow	$489,300	100%
Zimmerman	$600,000	100%
Milkie	$425,000	100%
Semmelroth	$350,000	100%

*

The target award as a percentage of base salary for 2017 was increased from the 2016 percentage for Messrs. Ouimet (from 120% for 2016) and Milkie (from 75% for 2016). See “Compensation Mix - 2017” within this section above for further information.

In 2017, the Company achieved functional currency Adjusted EBITDA before incentive compensation expense of $508.8 million; see Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure, which represented 96.3% of the target, and based on this level of performance achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers who received awards were at 92.7% of their respective targets. In addition, all of the executives successfully achieved all of their individual performance goals, which was a significant contributing factor to our record results in 2017. As a result, all of our named executive officers were eligible for the payment of 150% of the individual performance-based portion of their respective targets.

The 2017 cash incentive payouts for the named executive officers are set forth below:

Named Executive Officer	2017 Cash Incentive	Final Cash Incentive as a Percentage of 2017 Annual Salary

Ouimet	$1,303,667	132%
Witherow	$495,636	101%
Zimmerman	$607,770	101%
Milkie	$430,504	101%
Semmelroth	$354,533	101%

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Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers in fiscal year 2017.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. Outstanding awards have been made under our 2008 and 2016 Omnibus Incentive Plans. Our 2016 Omnibus Incentive Plan allows us to grant options, units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with those of our unitholders, while providing us a cost effective means of compensation. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Targeted 2017 Long-Term Incentive Compensation

Our long-term incentive program emphasizes a performance-based approach and alignment with unitholder interests. In furtherance of that performance-based approach, the 2017 unit-based awards to each named executive officer included a mix of performance unit awards and time-based restricted units. The target awards were allocated 60% to performance-based awards and 40% to time-based restricted units. The target long-term incentive award value was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. A significant portion of our increases to the total compensation opportunities for Messrs. Zimmerman and Milkie and Ms. Semmelroth for 2017 were implemented through increases to their long-term incentive award opportunities, which were effected through increases to the target award opportunities as a percentage of base salary for those executives and the effect of the base salary increases. The dollar value of targeted award opportunities for our other named executive officers also were higher than those in 2016 as a result of their increased salaries for 2017.

The long-term incentive award opportunities for the named executive officers’ 2017 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars	Target LTI Award as a Percentage of Base Salary*

Ouimet	$3,465,000	350%
Witherow	$880,740	180%
Zimmerman	$1,500,000	250%
Milkie	$531,250	125%
Semmelroth	$437,500	125%

*

The target award opportunities as a percentage of base salary for 2017 were increased from the 2016 percentages for Messrs. Zimmerman (from 200% in 2016) and Milkie (from 100% in 2016) and for Ms. Semmelroth (from 110% in 2016). See “Compensation Mix - 2017” within this section above. The target award opportunities as a percentage of base salary for 2017 for Messrs. Ouimet and Witherow were the same as for 2016.

Our long-term performance-based awards have rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets, and payout for the awards for the 2017 compensation cycle is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2017-2019 period. The 2017 time-based restricted units vest in annual increments over a three-year period. These performance unit awards and restricted unit awards generally require continuous employment through the payment date, subject to certain exceptions contained in employment and grant agreements that provide for continued vesting in qualifying termination or change in control situations. Restricted units are non-transferable during the restricted period. Under the performance awards, award recipients are eligible to receive up to a specified percentage of the target number of potential performance units for a particular performance period. The number of units payable is dependent on the level of attainment of the performance objectives specified for the performance period, as determined by the Committee, and no awards will be paid if the threshold level of performance is not achieved. Awards made in October 2016 have a performance period of January 1, 2017—December 31, 2019, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. Payouts of these awards will be at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Cumulative Functional Currency Adjusted EBITDA Target Achieved	Payout as a Percentage of Target Number of Units
< 85% of target	No Payout
≥ 85% of target	50%
≥ 100% of target	100%
≥ 105% of target	150%

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October 2016 Restricted Unit Awards

We awarded the time-based restricted unit component of our 2017 targeted total direct compensation to our executives in October 2016. The awards vest incrementally with one third of the award vesting each year over an approximate three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February 2018, 2019 and 2020, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The October 2016 time-based restricted unit awards were as follows:

Named Executive Officer	October 2016 Restricted Unit Awards
Ouimet	24,125
Witherow	6,132
Zimmerman	10,444
Milkie	3,699
Semmelroth	3,046

2017-2019 Performance Unit Awards

We granted the performance unit award portion of our 2017 total direct compensation to our executives in October 2016. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2017-December 31, 2019, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2017-2019 awards will be paid after the end of the performance period only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the October 2016 performance unit awards were as follows:

Named Executive Officer	2017-2019 Performance Unit Awards (Target)

Ouimet	36,188
Witherow	9,198
Zimmerman	15,666
Milkie	5,548
Semmelroth	4,569

Performance Attained and Vesting of Prior Year (2015-2017) Performance Unit Awards

We have made similar performance unit awards to our named executive officers since 2012, based on the achievement of the performance targets set by the Compensation Committee for the applicable performance period. The performance period for the awards made in 2015 ended on December 31, 2017, and the 2015-2017 performance units vested and were paid out in February 2018. The performance goals for the January 1, 2015 through December 31, 2017 performance period of the 2015 awards and related payout scale were as follows (with amounts interpolated between the various levels):

2015-2017 Cumulative Functional Currency Adjusted EBITDA*	Payout as a Percentage of Target Number of Units
< $1,161,512,250	No Payout
≥ $1,161,512,250	50%
≥ $1,366,485,000	100%
≥ $1,434,809,250	150%

*	See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure.

The Company achieved cumulative functional currency Adjusted EBITDA of $1,466.5 million from January 1, 2015 through December 31, 2017, which exceeded 105% of the performance target. As a result the 2015-2017 performance units paid out at the maximum level allowable under the awards, which is capped at 150% of the target number of performance units.

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Performance Attained and Vesting of Prior Year 2014 Performance-Based Retention Award

In March 2014, we made a supplemental performance-based retention-unit award to Mr. Ouimet. The size of the payout of the award was subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2014-December 31, 2016, and is based on the level of achievement of the three (3) years total unitholder return compared to our identified peer group during that period and on an annualized basis.

2014-2016 Total Unitholder Return relative to Peer Group	% of Units Earned
Greater than the Median of the Peer Group	100%
Between the 25th Percentile and Median of Peer Group	90%
Less than the 25th Percentile of the Peer Group	75%

From January 1, 2014 through December 31, 2016, the Company ranked in the 64th percentile in total unitholder return compared to our identified peer group during that period and on an annualized basis, which was greater than the median of the peer group. As a result, Mr. Ouimet earned 100% of the 2014 performance-based retention unit award, or 124,234 units.

Mr. Ouimet received 50% of the units earned in December 2017 and the remaining 50% of the units earned are payable in units in December 2018. Mr. Ouimet must maintain continuous employment through the identified payment date or he will forfeit any unpaid portion of the award, except in the event of death, disability, or change in control (in which circumstances the award will be subject to proration). The units accrue distribution equivalents when we make distributions, which were and will be paid out in cash in conjunction with the payment of the underlying performance units, as applicable.

Targeted 2018 Long-Term Incentive Compensation

The Compensation Committee and Board continued its recent practice of awarding the long-term incentive grants for a calendar year during the October meeting of the preceding year. Accordingly, the restricted units and performance unit awards related to targeted 2018 long-term incentive compensation were granted in October 2017. The performance period and vesting schedules for the October 2017 awards are the same as they would have been had we made the awards in February 2018. The Company did not make additional equity grants to the named executive officers in February 2018, and plans to make equity-based long-term incentive grants for 2019 in October 2018.

Grant Date:	October 26, 2016	October 25, 2017*

Performance Period:
(Performance Units)	January 1, 2017	January 1, 2018
	December 31, 2019	December 31, 2020
Vesting Dates:
(Restricted Units)	1/3 - February 2018	1/3 - February 2019
	1/3 - February 2019	1/3 - February 2020
	1/3 - February 2020	1/3 - February 2021

*	No additional awards made in February 2018.

Because the grant date for the 2018 long-term incentive awards fell in 2017, the 2018 long-term incentive awards are included in the Summary Compensation Table for 2017 and Grants Table below. As a result, we have described the October 2017 awards in this CD&A, even though we view them as part of each executive’s total direct compensation opportunity for 2018.

As with the 2017 long-term incentive awards, the unit-based portion of the 2018 total target direct compensation opportunity included a mix of 60% performance unit awards and 40% time-based restricted units for our named executive officers other than Mr. Ouimet. We granted Mr. Ouimet’s 2018 long-term incentive award entirely in time-based restricted units as part of the compensation package for his new Executive Chairman role. The long-term incentive award opportunities for the named executive officers’ 2018 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars*	Target LTI Award as a Percentage of Base Salary*
Zimmerman	$2,062,500	275%
Ouimet	$2,000,000	400%
Witherow	$907,162	180%
Milkie	$590,963	135%
Semmelroth	$459,375	125%

*

The target award opportunities as a percentage of base salary for 2018 were increased from the 2017 percentages for Messrs. Zimmerman (from 250% in 2017), Ouimet (from 350% in 2017), and Milkie (from 125% in 2017). See

30 / CEDAR FAIR, L.P. | 2018 Proxy Statement

“Compensation Mix - 2018” within this section above. The target award opportunities as a percentage of base salary for 2018 for Mr. Witherow and Ms. Semmelroth were the same as for 2017.

Payout for the 2018 cycle of performance awards is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2018-2020 period. The 2018 time-based restricted units vest in annual increments over a three-year period starting in February 2019 for our named executive officers other than Mr. Ouimet. Mr. Ouimet’s 2018 time-based restricted units have a two-year cliff vesting provision. The performance unit awards and restricted unit awards generally are subject to the same employment requirements, termination vesting provisions, transfer restrictions and performance award payout scale as the performance awards that are part of our targeted total direct compensation for 2017.

October 2017 Restricted Unit Awards

We awarded the time-based restricted unit component of our 2018 targeted total direct compensation to our executives in October of 2017. The awards vest incrementally with one third of the award vesting each year over an approximate three year period for the named executive officers other than Mr. Ouimet. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February of 2019, 2020 and 2021, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. All of Mr. Ouimet’s 2018 time-based restricted units vest in February 2020, subject to his employment and grant agreements. The time-based restricted unit awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The October 2017 time-based restricted unit awards were as follows:

Named Executive Officer	October 2017 Restricted Unit Awards
Zimmerman	13,264
Ouimet	32,154
Witherow	5,834
Milkie	3,800
Semmelroth	2,954

2018-2020 Performance Unit Awards

We granted the performance unit award portion of our 2018 total direct compensation to our executives in October of 2017. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2018-December 31, 2020, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2018-2020 awards will be paid only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the October 2017 performance unit awards were as follows:

Named Executive Officer *	2018-2020 Performance Unit Awards (Target)
Zimmerman	19,895
Witherow	8,751
Milkie	5,701
Semmelroth	4,431

*	As explained above, Mr. Ouimet did not receive a performance unit award in October 2017.

Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point from which the Compensation Committee then continues the process in setting executive compensation. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. We entered into new agreements with Mr. Ouimet and Mr. Zimmerman in 2017 as part of our executive leadership transition process, and those agreements continue until their respective employment with us is terminated as provided in the agreement. Our current agreements with our other executive officers were automatically renewed or took effect in December 2017, and the executives’ employment under the agreements continues through December 31, 2019, subject to 24-month automatic renewal periods until one of the parties terminates the agreement.

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Post-Employment and Change in Control Compensation

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in detail under Potential Payments Upon Termination or Change in Control section below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined, after consideration of the Compensation Committee’s recommendation, by the Board, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. In addition, Mr. Milkie has an account under our 2008 Supplemental Retirement Plan, which is described within the Pension Benefits for 2017 section. Additional contributions to this plan were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

Perquisites and Supplemental Compensation

We provide perquisites or supplemental compensation to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. In 2017, Mr. Ouimet’s employment agreement provided for supplemental compensation at an annual rate of $50,000, which was intended to provide for an annual amount in lieu of most individual perquisites other than an annual physical exam, de minimis perquisites such as discounts on our products and occasional one-time benefits.

In 2017, we provided Messrs. Witherow, Zimmerman and Milkie and Ms. Semmelroth with automobile allowances. We also offer our named executive officers discounts on Company products, cover annual physicals for our executives who desire that benefit and covered attorney fees for Mr. Zimmerman in connection with the updates to his employment agreement. See Footnote 4 to the Summary Compensation Table for a discussion of when the value of perquisites is reported in that table.

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Korn Ferry, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities, pledging of our securities, and holding of our securities in margin accounts.

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SUMMARY COMPENSATION TABLE FOR 2017

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4) (5)	Total ($)
Matthew A. Ouimet	2017	$1,063,462	—	$1,999,979	—	$1,303,667	—		$ 72,549	$ 4,439,657
Chief Executive Officer during 2017	2016	$955,000	—	$3,464,982	—	$1,367,350	—		$ 69,661	$5,856,993
	2015	$961,840	—	$6,587,006	—	$1,668,600	—		$ 73,868	$ 9,291,314
Brian C. Witherow	2017	$525,838	—	$907,187	—	$495,636	—		$ 20,399	$ 1,949,060
Executive Vice President and Chief Financial Officer	2016	$475,000	—	$880,709	—	$566,746	—		$ 19,661	$ 1,942,116
	2015	$431,841	—	$1,437,382	—	$624,000	—		$ 20,453	$ 2,513,676
Richard A. Zimmerman	2017	$646,154	—	$2,062,490	—	$607,770	—		$ 38,453	$ 3,354,867
President and Chief Operating Officer during 2017	2016	$570,871	—	$1,500,020	—	$676,516	—		$ 24,922	$ 2,772,329
	2015	$570,723	—	$2,234,052	—	$825,000	—		$ 12,503	$ 3,642,278
Duffield E. Milkie	2017	$446,865	—	$590,962	—	$430,504	$5,053	(6)	$ 20,013	$ 1,493,397
Executive Vice President and General Counsel	2016	$379,000	—	$531,240	—	$339,153	$9,976	(6)	$ 19,661	$ 1,279,030
	2015	$374,876	—	$746,999	—	$414,000	$3,498	(6)	$ 20,453	$ 1,559,826
Kelley Semmelroth	2017	$368,750	—	$459,347	—	$354,533	—		$ 20,014	$ 1,202,644
Executive Vice President and Chief Marketing Officer	2016	$325,000	—	$437,482	—	$387,774	—		$ 31,148	$ 1,181,404
	2015	$305,360	—	$651,528	—	$374,850	—		$ 18,842	$ 1,350,580

(1)

The 2015 salary amounts in the table were prorated to reflect that the executives’ 2015 annual salaries were effective shortly after the beginning of the year and also reflect an additional pay period. The 2016 salary amount for Mr. Zimmerman was prorated to reflect the raise he received in October 2016 in connection with his promotion to the position of President. The 2017 salary amounts include cash payments in lieu of vacation in the following amounts to Messrs. Ouimet: $73,462, Witherow: $36,538, Zimmerman: $46,154, Milkie: $21,865, and Ms. Semmelroth: $18,750. These payments represent a payout for earned and accrued vacation under the Company’s vacation policy.

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2017, 2016 or 2015, as applicable. The amounts included in this table for all performance unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all performance unit awards.

As described in the Compensation Discussion and Analysis, we streamlined our budgeting process over the past few years and made the long-term incentive grants for 2016 at the October 2015 meeting. This resulted in two sets of our regular program grants during the transition year (2015), which was a one-time occurrence. We similarly made the long-term incentive grants for 2018 at the October 2017 meeting.

Accordingly, the 2017 amount for each executive includes the grant date fair value of the October 2017 restricted unit awards and the October 2017 performance unit awards for the 2018-2020 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2018. The ASC Topic 718 grant date fair value of the 2018-2020 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Witherow - $544,312 (target), $816,499 (maximum); Mr. Zimmerman - $1,237,469 (target), $1,856,235 (maximum); Mr. Milkie - $354,602 (target), $531,934 (maximum); and Ms. Semmelroth - $275,608 (target), $413,443 (maximum).

The 2016 amount for each executive includes the grant date fair value of the October 2016 restricted unit awards and the October 2016 performance unit awards for the 2017-2019 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2017. The ASC Topic 718 grant date fair value of the 2017-2019 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $2,079,001 (target), $3,118,501 (maximum); Mr. Witherow - $528,425 (target), $792,638 (maximum); Mr. Zimmerman - $900,012 (target), $1,350,018 (maximum); Mr. Milkie - $318,733 (target), $478,099 (maximum); and Ms. Semmelroth - $262,489 (target), $393,762 (maximum).

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The 2015 amount for each executive includes:

•      the grant date fair value of the February 2015 restricted unit awards and the February 2015 performance unit awards for the 2015-2017 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2015; and also

•      the grant date fair value of the October 2015 restricted unit awards and the October 2015 performance unit awards for the 2016-2018 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2016.

The performance period and restricted unit vesting schedule for the October 2015 awards are the same as they would have been had the awards been made in February 2016, and we did not make additional equity grants to the named executive officers in February 2016. The ASC Topic 718 grant date fair values of the 2015-2017 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $1,946,716 (target), $2,920,073 (maximum); Mr. Witherow - $349,441 (target), $524,161 (maximum); Mr. Zimmerman - $660,011 (target), $990,017 (maximum); Mr. Milkie - $220,826 (target), $331,240 (maximum); and Ms. Semmelroth - $176,403 (target), $264,605 (maximum). The ASC Topic 718 grant date fair values of the 2016-2018 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $2,005,488 (target), $3,008,232 (maximum); Mr. Witherow - $513,000 (target), $769,500 (maximum); Mr. Zimmerman - $680,409 (target), $1,020,614 (maximum); Mr. Milkie - $227,373 (target), $341,060 (maximum); and Ms. Semmelroth - $214,491 (target), $321,737 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2017, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2018.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2017, 2016 and 2015. See the discussion under Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Cash Incentive Program and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Program Awards and Bonuses.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and reflect profit sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. The 2017 profit sharing contributions for each named executive officer were $12,299. The amounts in column (i) also reflect, for each named executive officer for whom the total value of perquisites received in a given year was at least $10,000, the aggregate value of perquisites received in that year. The 2017 amount shown in column (i) for Mr. Ouimet includes the supplemental compensation earned for 2017 under Mr. Ouimet’s employment agreement ($50,000). The 2017 amount shown in column (i) for Mr. Ouimet and Mr. Zimmerman includes the cost of a physical exam and for Mr. Zimmerman includes amounts paid by the company during contract negotiations. See Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Employment Agreements for additional discussion of Mr. Ouimet’s employment agreement. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Retirement Programs and Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Perquisites and Supplemental Compensation.

(5)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. This value is included in column (i) for each named executive officer for whom the total value of perquisites for the year was $10,000 or more. Each named executive officer is responsible for paying income tax on such amount.

(6)	The amounts in column (h) reflect for the applicable year the aggregate change in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan.

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GRANTS OF PLAN-BASED AWARDS TABLE FOR 2017

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Unit and Option Awards ($)
Ouimet	10/25/17	—	—	—	—		—		—		32,154	(3)	—	—	$1,999,979
	—	$971,685	$1,287,000	$1,930,500	—		—		—		—		—	—	—
Witherow	10/25/17	—	—	—	4,376	(2)	8,751	(2)	13,127	(2)	—		—	—	$544,312
	10/25/17	—	—	—	—		—		—		5,834	(4)	—	—	$362,875
	—	$369,422	$489,300	$733,950	—		—		—		—		—	—	$—
Zimmerman	10/25/17	—	—	—	9,948	(2)	19,895	(2)	29,843	(2)	—		—	—	$1,237,469
	10/25/17	—	—	—	—		—		—		13,264	(4)	—	—	$825,021
	—	$453,000	$600,000	$900,000	—		—		—		—		—	—	—
Milkie	10/25/17	—	—	—	2,851	(2)	5,701	(2)	8,552	(2)	—		—	—	$354,602
	10/25/17	—	—	—	—		—		—		3,800	(4)	—	—	$236,360
	—	$320,875	$425,000	$637,500	—		—		—		—		—	—	—
Semmelroth	10/25/17	—	—	—	2,216	(2)	4,431	(2)	6,647	(2)	—		—	—	$275,608
	10/25/17	—	—	—	—		—		—		2,954	(4)	—	—	$183,739
	—	$264,250	$350,000	$525,000	—		—		—		—		—	—	—

(1)

These columns show possible payouts under 2017 cash incentive awards that were based on the achievement of the Company and individual performance measures established in February 2017. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of both the Company performance goals and individual performance goals, as applicable. Actual amounts paid with respect to these awards are reported in column (g)  of the Summary Compensation Table for 2017. See Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Cash Incentive Program and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Cash Incentive Program Awards and Bonuses.

(2)

Amounts reflect a multi-year performance unit award for the January 1, 2018 - December 31, 2020 performance period. The threshold, target and maximum potential number of performance units that may be earned is set forth in columns (f), (g) and (h). Payouts will be based on the level of achievement of consolidated functional currency Adjusted EBITDA versus specified threshold, target and maximum levels of performance over the three-year period. See Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2017 Long-Term Incentive Compensation - 2018-2020 Performance Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance Unit Awards – Functional Currency Adjusted EBITDA-Based Performance Units.

(3)

Amounts reflect time-based restricted units. The award cliff vests after a two-year period ending February 2020. See Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation - October 2017 Restricted Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Award Tables - Restricted Unit Awards.

(4)

Amounts reflect time-based restricted units. The awards vest ratably over a three-year period beginning in February 2019. See Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation - October 2017 Restricted Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Unit Awards.

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Ouimet, Witherow, Zimmerman and Milkie and Ms. Semmelroth. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the Compensation Discussion and Analysis and Potential Payments upon Termination or Change in Control sections.

Employment Agreements

We entered into new employment agreements in 2017 with Matthew A. Ouimet and Richard A. Zimmerman as part of our executive leadership transition, which took effect in January 2018. Under the agreements in effect during 2017, Mr. Ouimet was entitled to a minimum base salary of $955,000 and received $50,000 in supplemental compensation annually, and Mr. Zimmerman was entitled to a minimum base salary of $550,000. The new agreements superseded and replaced the employment agreements in effect for them during 2017 and will continue indefinitely until their respective employment is terminated under the terms of their employment agreement. The new agreements establish Mr. Ouimet’s and Mr. Zimmerman’s base salaries at an annual rate of $500,000 and $750,000, respectively, commencing in 2018 which base salaries will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreements, during their employment periods, Mr. Ouimet and Mr. Zimmerman are eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2016 Omnibus Incentive Plan, at a level appropriate to their respective positions and performance, as determined by the Board. Per the terms of their employment agreements, the target cash incentive award for 2018 is 120% of Mr. Ouimet’s base salary and 115% of Mr. Zimmerman’s base salary. The agreements also provide that for 2018, the maximum annual cash incentive payable by Cedar Fair is 180% of Mr. Ouimet’s base salary (which represents 150% of the target) and 172.5% of Mr. Zimmerman’s base salary (which represents 150% of the target). The annual cash incentive minimum payment threshold for both Mr. Ouimet and Mr. Zimmerman is 90% of the target performance threshold.

The agreements provide that, if their respective employment is terminated, in certain situations they become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan, excluding Mr. Ouimet’s 2014 performance-based retention grant, that vest within 18 months after their termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreements. Any calendar year cash incentive compensation awards are to be paid to Mr. Ouimet and Mr. Zimmerman at the same time as our other senior executives and no later than March 15 following the end of the year. Both executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreements specify certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. In addition, Mr. Ouimet and Mr. Zimmerman are each eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and Mr. Zimmerman is entitled to four weeks of annual paid vacation days. The agreements contain non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Our employment agreements with Mr. Witherow (our executive vice president and chief financial officer), Mr. Milkie (our executive vice president and general counsel), and Ms. Semmelroth (our executive vice president and chief marketing officer) were automatically renewed in December 2017. The executives’ employment under the agreements continues through December 31, 2019, subject to 24-month automatic renewal periods until either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements, which were effective beginning January 2015, are: Mr. Witherow, $416,000; Mr. Milkie $368,000; and Ms. Semmelroth, $294,000. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Incentive Plan, at a level appropriate to his or her position and performance, as determined by the Board. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of those situations and other potential termination and change in control benefits. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his duties in accordance with policies that we maintain from time to time. Each agreement contains noncompetition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

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Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see Potential Payments Upon Termination or Change in Control in this proxy statement.

Cash Incentive Program Awards and Bonuses

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards for 2017, 2016 and 2015, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. For 2017, 2016, and 2015, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. Payouts could range from 0% up to a maximum of 150% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established for both the Company and individual portions of the awards. The threshold, target and maximum cash incentive awards for 2017 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table for 2017. For additional detail regarding our cash incentive award program and the 2017 cash incentive awards (including the percentage of 2017 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels for 2017 for the Company and individual portions of the awards and the payout received as a percentage of base salary for each executive for 2017), see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Cash Incentive Program. No additional cash bonuses were awarded to our named executive officers for 2017.

Option Grants

We did not award options to our named executive officers in 2017, 2016, or 2015.

Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in October 2017, October 2016, October 2015, and February 2015. The grant date fair values of these restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The numbers of units granted and grant date fair values of the 2017 awards are set forth in columns (i) and (l) of the Grants of Plan-Based Awards Table. The restricted period on these awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows (other than Mr. Ouimet’s 2017 award which will cliff-vest in February 2020):

Grant:	February 2015	October 2015 (1)	October 2016	October 2017

Vesting Dates:	1/3 - February 2016 (2)	1/3 - February 2017 (2)	1/3 - February 2018 (2)	1/3 - February 2019
	1/3 - February 2017 (2)	1/3 - February 2018 (2)	1/3 - February 2019	1/3 - February 2020
	1/3 - February 2018 (2)	1/3 - February 2019	1/3 - February 2020	1/3 - February 2021

(1)	Grant moved to October 2015. No additional awards made in February 2016.

(2)	Vested prior to the date of this proxy statement.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability, retirement and change in control. For additional detail, see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2017 Long-Term Incentive Compensation (and the “- October 2016 Restricted Unit Awards” discussion therein) and Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation (and the “-October 2017 Restricted Unit Awards” discussion therein).

CEDAR FAIR, L.P. | 2018 Proxy Statement / 37

Performance Unit Awards

Functional Currency Adjusted EBITDA-Based Performance Units

We made performance unit awards to our named executive officers in October 2017, October 2016, October 2015, and February 2015, which are subject to the level of achievement of cumulative functional currency Adjusted EBITDA versus the target set by the Compensation Committee for the respective performance periods, as follows:

Grant:	February 2015 (1)	October 2015 (2)	October 2016	October 2017 (3)

Performance Period:	January 1, 2015 - December 31, 2017	January 1, 2016 - December 31, 2018	January 1, 2017 - December 31, 2019	January 1, 2018 - December 31, 2020

(1)	Earned portion vested prior to the date of this proxy statement.

(2)	Grant moved to October 2015. No additional awards made in February 2016.

(3)	Mr. Ouimet did not receive a performance unit award in October 2017. His October 2017 grant was entirely in restricted units in anticipation of him becoming Executive Chairman.

Executives are eligible to receive up to 150% of the target number of potential performance units for the applicable performance period. Payouts will be made based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The threshold, target and maximum numbers of units for the named executive officers’ 2018-2020 performance unit awards are set forth in columns (f), (g) and (h), respectively, of the Grants of Plan-Based Awards Table for 2017. The grant date fair values of the 2018-2020 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are reported in column (l) of the Grants of Plan-Based Awards Table for 2017 and are included in the 2017 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. The grant date fair values of the 2017-2019 performance unit awards and of the 2016-2018 and 2015-2017 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2016 and 2015 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table, respectively. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make distributions on our units after the grant date and before the payment date of the award. Awards will be paid after the end of the performance period and by March of the following year. All awards will be payable in units. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death, disability or retirement, and that awards will be deemed earned and payable in full at the target level in the event of a change in control. For additional detail regarding the 2018-2020 performance units (including the payout scale for the awards), see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation (and the “- 2018-2020 Performance Unit Awards” discussion therein). For additional detail regarding the 2017-2019 performance units (including the payout scale of the awards), see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2017 Long-Term Incentive Compensation (and the “2017-2019 Performance Unit Awards” discussion therein).

38 / CEDAR FAIR, L.P. | 2018 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2017

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)	Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Ouimet	86,387	—	—	$ 29.53	3/27/2022

	122,492	—	—	$ 36.95	2/26/2023

						7,712 (5)	$ 577,243

						15,637 (6)	$1,135,246

						24,125 (7)	$1,671,863

						32,154 (8)	$2,118,306

						62,117 (4)	$4,783,009	(4)

						61,069 (3)	$3,968,874	(3)

									59,519 (10)	$3,868,140 (10)

									57,865 (11)	$3,760,646 (11)

Witherow	17,786	—	—	$ 29.53	3/27/2022

	27,092	—	—	$ 36.95	2/26/2023

						1,383 (5)	$ 103,518

						4,000 (6)	$ 290,400

						6,132 (7)	$ 424,948

						5,834 (9)	$ 384,344

						10,962 (3)	$ 712,420	(3)

									15,225 (10)	$ 989,473 (10)

									14,708 (11)	$ 955,873 (11)

									4,433 (12)	$ 288,101 (12)

Zimmerman	32,929	—	—	$ 36.95	2/26/2023

						2,615 (5)	$ 195,733

						5,305 (6)	$ 385,143

						10,444 (7)	$ 723,769

						13,264 (9)	$ 873,832

						20,705 (3)	$1,345,618	(3)

									20,194 (10)	$1,312,408 (10)

									25,050 (11)	$1,628,000 (11)

									10,078 (12)	$ 654,969 (12)

Milkie	18,104	—	—	$ 36.95	2/26/2023

						874 (5)	$ 65,419

						1,773 (6)	$ 128,720

						3,699 (7)	$ 256,341

						3,800 (9)	$ 250,344

						6,928 (3)	$ 450,251	(3)

									6,749 (10)	$ 438,618 (10)

									8,871 (11)	$ 576,526 (11)

									2,888 (12)	$ 187,691 (12)

CEDAR FAIR, L.P. | 2018 Proxy Statement / 39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2017 (continued)

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)	Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Semmelroth	13,943	—	—	$ 36.95	2/26/2023

						699 (5)	$ 52,320

						1,672 (6)	$121,387

						3,046 (7)	$211,088

						2,954 (9)	$194,610

						5,534 (3)	$359,655	(3)

									6,366 (10)	$413,726 (10)

									7,306 (11)	$474,817 (11)

									2,245 (12)	$145,903 (12)

(1)

Column includes restricted units, 2015-2017 performance units and the remaining balance of Mr. Ouimet’s March 2014 performance-based retention units. Performance unit amounts for the 2015-2017 performance units in this column include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)

The market values for restricted units were calculated by multiplying the closing market price of our units on December 29, 2017 as reported on the NYSE ($64.99), by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2017. See Narrative to Summary Compensation and Grants of Plan-Based Awards Table – Restricted Unit Awards for additional detail.

(3)

Amounts represent performance units awarded in February 2015 that were contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2015 through December 2017. The amounts set forth in column (g) are the actual number of units earned and include the reinvestment in distribution equivalent units of distributions on such number. These awards vested and were paid in February 2018. For additional information regarding these awards, see Compensation Discussion and Analysis—Elements of 2017 Executive Compensation - Performance Attained and Vesting of Prior Year (2015-2017) Performance Unit Awards.

(4)

Amounts represent the remaining balance of Mr. Ouimet’s March 2014 performance-based retention units that were contingent upon the level of achievement of our three (3) years annualized total unitholder return compared to our identified peer group during the January 1, 2014 - December 31, 2016 period. The amount set forth in column (g) is the remaining balance of the actual number of units earned and unpaid. The performance units earned are payable in December 2018. The performance units accrue distribution equivalents, which will be paid out in cash in conjunction with the payment of the underlying performance units. Market value reported in column (h) was calculated by multiplying the amount set forth in column (g) by the closing market price of our units as of December 29, 2017, and adding to that the amount of cash distribution equivalents accumulated on the performance-based retention units from the grant date of the award through December 31, 2017. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h)  as all distribution equivalents on the performance based retention units have accrued in cash. For additional information regarding this award, see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Performance Attained and Vesting of Prior Year 2014 Performance-Based Retention Award.

(5)

Amounts represent restricted units awarded in February 2015. These awards vested and were paid in February 2018. These restricted units accumulated distribution equivalents during the restricted period that were payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units were accrued in cash.

(6)

Amounts represent restricted units awarded in October 2015. One half of these restricted units vested on February 26, 2018 and the remaining one half will vest on February 25, 2019. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

40 / CEDAR FAIR, L.P. | 2018 Proxy Statement

(7)

Amounts represent restricted units awarded in October 2016. One-third of these restricted units vested on February 26, 2018, and one-third will vest on February 25, 2019 and February 24, 2020. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(8)

Amounts represent restricted units awarded in October 2017. These restricted units will vest on February 24, 2020. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal-year end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(9)

Amounts represent restricted units awarded in October 2017. One-third of these restricted units will vest on February 25, 2019, February 24, 2020 and February 22, 2021. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(10)

Amounts represent performance units awarded in October 2015 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2016 through December 2018. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2017. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2019. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2017 that may be earned set forth in column (i) by the closing market price of our units as of December 29, 2017.

(11)

Amounts represent performance units awarded in October 2016 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2017 through December 2019. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2017. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2020. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2017 that may be earned set forth in column (i) by the closing market price of our units as of December  29, 2017. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2017 Long-Term Incentive Compensation - 2017-2019 Performance Unit Awards.

(12)

Amounts represent performance units awarded in October 2017 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2018 through December 2020. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such threshold number from the grant date of the award through December 31, 2017. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2021. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2017 that may be earned set forth in column (i) by the closing market price of our units as of December  29, 2017. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of 2017 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation - 2018-2020 Performance Unit Awards.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 41

OPTION EXERCISES AND UNITS VESTED IN 2017

	Option Awards			Unit Awards
(a)	(b)	(c)		(d)	(e)
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Ouimet	—	—		7,770 (2)	$531,390 (2)
				7,713 (3)	$527,492 (3)
				7,819 (4)	$534,741 (4)
				62,751 (5)	$4,226,280 (5)
				62,117 (7)	$4,063,694 (7)
Witherow	—	—		1,380 (2)	$94,378 (2)
				1,385 (3)	$94,720 (3)
				2,000 (4)	$136,780 (4)
				11,146 (5)	$750,683 (5)
Zimmerman	—	—		1,810 (2)	$123,786 (2)
				2,615 (3)	$178,840 (3)
				2,653 (4)	$181,439 (4)
				14,628 (5)	$985,196 (5)
Milkie	—	—		647 (2)	$44,248 (2)
				875 (3)	$59,841 (3)
				887 (4)	$60,662 (4)
				5,224 (5)	$351,836 (5)
Semmelroth	9,528	$371,116	(6)	702 (2)	$48,010 (2)
				699 (3)	$47,805 (3)
				837 (4)	$57,242 (4)
				5,673 (5)	$382,077 (5)

(1)

The amounts in column (d) reflect the total number of restricted units or performance units that vested for each executive in 2017, plus additional units credited as a result of reinvestment of distribution equivalents. The amounts in column (e) do not reflect accrued distribution equivalents in the form of cash for restricted units and Mr. Ouimet’s 2014 performance-based retention units.

(2)

Reflects the vesting and related value of one-third of the restricted unit grants made in 2014. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(3)

Reflects the vesting and related value of one-third of the restricted unit grants made in February 2015. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(4)

Reflects the vesting and related value of one-third of the restricted unit grants made in October 2015. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(5)

Reflects the vesting and related value of the 2014-2016 performance unit awards, which were paid out at 150% of the target number of performance units as disclosed in our proxy statement last year, plus additional units credited as a result of reinvestment of distribution equivalents. Mr. Ouimet, Mr. Zimmerman, and Mr. Witherow received 100% of the value in units. Ms. Semmelroth received 30% of the value in units and 70% in cash. Mr. Milkie received 100% of the value in cash. The value realized on the vesting of performance units is equal to the number of units of performance units vested multiplied by the closing price of our units on the NYSE on the date of vesting.

(6)

The value realized on the exercise of unit options is equal to the number of units acquired multiplied by the difference between the exercise price and the closing price of our units on the NYSE on the day before the date of exercise.

(7)

Reflects the vesting and related value of the one-half of the 2014 performance-based retention unit award. The value realized is equal to the number of units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

42 / CEDAR FAIR, L.P. | 2018 Proxy Statement

PENSION BENEFITS FOR 2017

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Ouimet	-	—	—	—
Witherow	-	—	—	—
Zimmerman	-	—	—	—
Milkie	2008 Supplemental Retirement Plan	10	$107,994	—
Semmelroth	-	—	—	—

(1)	The estimated present value amount is based on projected benefits earned through age 62 assuming (i) an annual interest rate of 3.74% and (ii) a discount rate of 5.36%.

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earn interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie is the only named executive officer for 2017 to participate in the 2008 SERP. Mr. Milkie will become fully vested in his account upon the earliest of his retirement (provided that he has at least twenty years of service with the Partnership), or if while employed by the Partnership, upon his death, disability, or change in control. Distribution of the accrued balance generally will be made as a lump sum amount at the time specified in the plan. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Additional contributions to the 2008 SERP were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

PAY RATIO DISCLOSURE

SEC rules require us to disclose the median of the annual total compensation of all employees (except our CEO), the annual total compensation of the CEO and the ratio of these two amounts for our last completed fiscal year.

We identified the median employee from a comparison of compensation information for all Company employees as of November 6, 2017 other than our CEO. Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, as of the date we determined our median employee, seasonal employees accounted for 74.5% of our workforce. To identify the median employee, we used the gross annual earnings reported to taxing authorities (for example, in the United States, information reported on W-2s), and ranked employees from highest to lowest. For purposes of this determination, compensation paid in Canadian dollars to our Canadian employees was converted to U.S. dollars using Canadian to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting. The median employee of all employees except the CEO was a seasonal employee.

Once we found the median employee, we computed the annual total compensation for 2017 for that employee in the same manner as total compensation is determined for the Summary Compensation Table. Accordingly, we determined that the median of the annual total compensation of all employees (except our CEO) was $10,306 for 2017. In 2017, Matt Ouimet held the position of Chief Executive Officer of the Company. Mr. Ouimet’s compensation for 2017, calculated in the same manner as in the Summary Compensation Table, totaled $4,439,657. This results in an estimated CEO to median employee pay ratio of 431:1.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our Omnibus Incentive Plans and related award agreements and our supplemental retirement plan. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. We have quantified the potential payments assuming that the termination or change in control occurred on December 29, 2017 and the relevant unit price is the closing market price of our units on the NYSE on December 29, 2017, which was $64.99 per unit. The summaries describe the arrangements in effect as of that date and, for Messrs. Ouimet and Zimmerman, arrangements under their new employment agreements that took effect January 1, 2018. We sometimes refer to their new employment agreements in these summaries as Mr. Ouimet’s or Mr. Zimmerman’s “2018 employment agreement.”

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control or a Termination Following a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Messrs. Ouimet, Witherow, Zimmerman or Milkie or Ms. Semmelroth without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet under his employment agreement in effect as of December 31, 2017), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to two times his base salary for Mr. Ouimet (and for the other executives, an amount equal to one times base salary) under the agreements in effect at December 31, 2017. Under their 2018 employment agreements, Mr. Zimmerman would be entitled to an amount equal to two times his base salary, and Mr. Ouimet would be entitled to an amount equal to one times base salary. This amount will be payable:

•	for Mr. Ouimet, and under Mr. Zimmerman’s 2018 employment agreement, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

•

for the other executives and Mr. Zimmerman under his employment agreement in effect as of December 31, 2017, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment without cause or his or her resignation for good reason unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and

44 / CEDAR FAIR, L.P. | 2018 Proxy Statement

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Messrs. Ouimet, Witherow, Zimmerman or Milkie or Ms. Semmelroth is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet under his employment agreement in effect as of December 31, 2017), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Non-Renewal

For executives other than Mr. Ouimet as of December 31, 2017, and for executives other than Mr. Ouimet and Mr. Zimmerman as of January 1, 2018, in certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment unless otherwise specifically exempted from vesting by the terms of the underlying award agreement, with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Our named executive officers, other than Mr. Ouimet as of December 31, 2017, and other than Mr. Ouimet and Mr. Zimmerman as of January 1, 2018, will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control or a Termination Following a Change in Control,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary (together with accrued and unpaid supplemental

CEDAR FAIR, L.P. | 2018 Proxy Statement / 45

compensation for Mr. Ouimet under his employment agreement in effect as of December 31, 2017), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his or her employment agreement. The non-competition and non-solicitation obligations last for a minimum of twelve months after termination (regardless of the reason for termination), and last twelve months plus the number of months for which he or she receives severance payments or 18-month continued equity vesting, subject to a 36-month cap under Mr. Zimmerman’s 2018 employment agreement.

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Ouimet and other than Mr. Ouimet and Mr. Zimmerman on or after January 1, 2018, the chief executive officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary (or, under Mr. Ouimet’s employment agreement in effect as of December 31, 2017, in the aggregate amount of his base salary and supplemental compensation), or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a material breach of the employment agreement by us; or (iv) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A. The events described in (iv) do not constitute “good reason” under Mr. Ouimet’s and Mr. Zimmerman’s 2018 employment agreements. The events described in (i), (ii) and (iv) will not constitute “good reason,” nor will the events described in (iii) constitute “good reason” under Mr. Zimmerman’s 2018 employment agreement, unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

All amounts accrued under our 2008 SERP will also become fully vested and payable upon an executive’s death, disability or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our functional currency Adjusted EBITDA-based performance unit awards under the Omnibus Incentive Plans will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the Omnibus Incentive Plans will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. Mr. Ouimet’s 2014 performance-based retention award would be payable in a lump sum upon death or separation from service due to disability occurring prior to the second payment date, based on the performance achieved, and with the remaining payment being prorated based on the second payment date. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control or a Termination Following a Change in Control

Our employment agreements with Messrs. Zimmerman, Witherow and Milkie and Ms. Semmelroth provide for, and the agreement in effect for Mr. Ouimet at December 31, 2017 provided for, certain benefits and payments in the event of qualifying terminations following a change in control. Our incentive plans, award agreements and 2008 SERP also contain change-in-control provisions. Each of our incentive plans, award agreements and employment agreements uses the “change in control” definition provided by

46 / CEDAR FAIR, L.P. | 2018 Proxy Statement

Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

All of our employment agreements with change in control severance provisions and our supplemental retirement plan contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. The second trigger under our supplemental retirement plan is the occurrence of a separation from service under the plan. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plans (including any successor plans) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2008 Omnibus Incentive Plan and outstanding equity awards under it contain single trigger change in control provisions. Our 2016 Omnibus Incentive Plan has a double trigger change in control provision, subject to our award and employment agreement terms and Committee discretion, which results in a single trigger for our named executive officers’ outstanding equity awards under their employment agreements.

If we terminate the employment of Mr. Zimmerman, Mr. Witherow, Mr. Milkie or Ms. Semmelroth without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his or her non-change in control severance or base salary continuation, as applicable:

○

Mr. Zimmerman at December 31, 2017 would have received, and each executive other than Mr. Zimmerman will receive, a lump sum severance amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

○

Under his 2018 employment agreement, Mr. Zimmerman will receive a lump sum severance amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

•

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

Had Mr. Ouimet had a qualifying termination of employment as of December 31, 2017 and within 24 months following a change in control, his agreement in effect at that time would have entitled him to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason”, except that:

•

in lieu of his non-change in control severance, he would have received a lump sum amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

•

he would have had the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 47

Mr. Ouimet’s 2018 employment agreement does not provide for different severance or health benefits for qualifying terminations that occur within 24 months following a change in control as compared to qualifying terminations that otherwise occur. Accordingly, if Mr. Ouimet’s employment is terminated within 24 months following a change in control, he would be entitled to benefits in accordance with the provisions described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason.” He also would be entitled to equity award vesting upon a change in control pursuant to his 2018 employment agreement and to benefits or payments under our incentive plans and award agreements.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, (c) with respect to any multi-year cash bonus, the amount actually paid, and (d) for Mr. Ouimet under his employment agreement in effect as of December 31, 2017, his annual supplemental compensation. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

In addition, upon a change in control (with or without a subsequent termination of employment), named executive officer equity incentive plan awards would vest or be paid as follows pursuant to the various plans and agreements:

•

All performance awards will be deemed to have been earned and payable in full and any other restriction shall lapse and the awards will be paid within 30 days. Our outstanding functional currency Adjusted EBITDA-based performance awards will be deemed earned at the target level. The March 2014 performance-based retention award to Mr. Ouimet would be earned based on the performance achieved, with the remaining payment being prorated based on the second payment date.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

•

Unless the Committee determines otherwise, if we make “other unit awards” under the 2016 Omnibus Incentive Plan, all restrictions, limitations and other conditions applicable to such awards would lapse and those awards would become fully vested and transferable and be issued, settled or distributed, as applicable within 30 days.

•

Unless the Committee determines otherwise, if we grant options or unit appreciation rights under the 2016 Omnibus Incentive Plan, any unvested options and unit appreciation rights would vest and become fully exercisable. Option holders could elect to “cash out” any options within 60 days for the difference between the price of the option and the fair market value per unit at the time of the election.

All amounts accrued by the named executive officers under our 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

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Matthew A. Ouimet

The following table sets forth the payments that would have been made to Mr. Ouimet upon a termination of his employment or a change in control of the Partnership as of December 29, 2017 under the arrangements in effect at that date. Certain of these provisions changed effective January 1, 2018 under Mr. Ouimet’s new employment agreement as described in the preceding summaries and amounts and qualifying events would differ accordingly.

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation
Earned but unpaid salary	$116,859		$116,859		$116,859		$116,859		$116,859		$116,859
Severance	—		1,980,000		1,980,000		—		—		—	(1)
Incentive compensation	428,668	(2)	428,668	(2)	428,668	(2)	428,668	(2)	412,001	(3)	—	(1)
Restricted units	—		2,827,064	(4)	5,502,657		5,502,657		5,502,657		5,139,440	(1)
Performance units	—		7,837,040	(5)	11,627,603	(6)	11,627,603	(6)	11,558,162		11,558,162
Benefits
Health benefits	—		12,993		12,993		12,993		—		42,534

Totals	$545,527		$13,202,624	(7)	$19,668,780	(7)	$17,688,780	(7)	$17,589,679		$16,856,995

(1)

Severance amount was decreased by $6,452,999 to comply with the 280G cap and cutback provision of Mr. Ouimet’s employment agreement. Pre-capped severance amount based on 2016 cash compensation, as defined in his employment agreement in effect as of December 29, 2017 and described above on pages 44-48, which reflects the salary, target annual cash bonus, and Mr. Ouimet’s annual supplemental compensation for 2016. Incentive compensation and restricted unit amounts were also decreased by $428,668, and $363,217, respectively, to comply with the 280G cap and cutback provision of Mr. Ouimet’s employment agreement. See above regarding changes that took effect on January 1, 2018.

(2)	Amount excludes portion of 2017 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2017 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded in February 2015 and October 2015 and two-thirds of the restricted units awarded in October 2016. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Ouimet depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Ouimet in February 2015 and October 2015. This amount is based on the actual number of units earned for the February 2015 award, and for the October 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. The amount represents the value at December 29, 2017 of 102,588 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the October 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments under the October 2015 award until the scheduled payment date in 2019, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Ouimet had died or had become disabled on December 29, 2017, he would be entitled to receive payment in 2018, 2019 and 2020, respectively, as provided in his 2015-2017, 2016-2018 and 2017-2019 functional currency Adjusted EBITDA-based performance unit awards as if he were employed on the applicable payment date and he would be entitled to receive payment within thirty days as provided in his 2014 performance-based retention award. Any such payments from the functional currency Adjusted EBITDA-based performance awards and the 2014 performance-based retention award would be prorated as of December 29, 2017, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. Accordingly, this amount includes the value at December 29, 2017 of 61,069 units (i.e., the actual number of units earned under the 2015 award), 39,679 units (i.e., 2/3 of the maximum units under the 2016 award) and 19,288 units (i.e., 1/3 of the maximum units under the 2017 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. This amount also includes the value at December 29, 2017 of 49,694 units (the prorated portion of the 2014 performance-based retention award assuming a 100% payout as defined in the award agreement), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2016 and 2017 functional currency Adjusted EBITDA-based performance

CEDAR FAIR, L.P. | 2018 Proxy Statement / 49

unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments until the scheduled payment dates in 2019 and 2020, respectively, for the 2016 and 2017 functional currency Adjusted EBITDA-based performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Brian C. Witherow

The payments that would have been made to Mr. Witherow upon a termination of his employment or a change in control of the Partnership as of December 29, 2017, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation
Earned but unpaid salary	$57,987		$57,987		$57,987		$57,987		$57,987		$57,987		$57,987
Severance	—		489,300		489,300		489,300		—		—		754,916	(1)
Incentive compensation	162,974	(2)	162,974	(2)	162,974	(2)	162,974	(2)	162,974	(2)	156,637	(3)	162,974	(2)
Restricted units	—		805,331	(4)	805,331	(4)	1,203,209		1,203,209		1,203,209		1,203,209
Performance units	—		1,701,886	(5)	1,701,886	(5)	1,690,680	(6)	1,690,680	(6)	2,347,973		2,347,973
Benefits
Health benefits	—		16,645		16,645		16,645		16,645		—		46,541
Totals	$220,961		$3,234,123	(7)	$3,234,123	(7)	$3,620,795	(7)	$3,131,495	(7)	$3,765,806		$4,573,600

(1)

Amount was decreased by $1,620,083 to comply with the 280G cap and cutback provision of Mr. Witherow’s employment agreement. Pre-capped severance amount based on 2016 cash compensation, as defined in his employment agreement and described above on pages 44-48, which reflects the salary and target annual cash bonus for 2016. See Summary Compensation Table for 2017 for increased 2017 salary versus 2016 and Grants of Plan-Based Awards Table for 2017 for 2017 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2018 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2017 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2017 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Mr. Witherow in February 2015 and October 2015, two-thirds of the restricted units awarded in October 2016, and one-third of the restricted units awarded in October 2017. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Witherow depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Witherow in February 2015 and October 2015. This amount is based on the actual number of units earned for the February 2015 award, and for the October 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. The amount represents the value at December 29, 2017 of 26,187 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the October 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments under the October 2015 award until the scheduled payment date in 2019, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Witherow had died or had become disabled on December 29, 2017, he would be entitled to receive payment in 2018, 2019 and 2020, respectively, as provided in his 2015-2017, 2016-2018 and 2017-2019 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 29, 2017, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. Accordingly, this amount represents the value at December 29,

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2017 of 10,962 units (i.e., the actual number of units earned under the 2015 award), 10,150 units (i.e., 2/3 of the maximum units under the 2016 award) and 4,903 units (i.e., 1/3 of the maximum units under the 2017 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2016 and 2017 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments until the scheduled payment dates in 2019 and 2020, respectively, for the 2016 and 2017 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Richard A. Zimmerman

The following table sets forth the payments that would have been made to Mr. Zimmerman upon a termination of his employment or a change in control of the Partnership as of December 29, 2017 under the arrangements in effect at that date. Certain of these provisions changed effective January 1, 2018 under Mr. Zimmerman’s new employment agreement as described in the preceding summaries and amounts and qualifying events would differ accordingly.

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation
Earned but unpaid salary	$72,455		$72,455		$72,455		$72,455		$72,455		$72,455		$72,455
Severance	—		600,000		600,000		600,000		—		—		—	(1)
Incentive compensation	199,845	(2)	199,845	(2)	199,845	(2)	199,845	(2)	199,845	(2)	192,075	(3)	8,964	(1)
Restricted units	—		1,354,666	(4)	1,354,666	(4)	2,178,477		2,178,477		2,178,477		2,178,477
Performance units	—		2,658,028	(5)	2,658,028	(5)	2,763,227	(6)	2,763,227	(6)	4,167,151		4,167,151
Benefits
Health benefits	—		19,237		19,237		19,237		19,237		—		65,965
Totals	$272,300		$4,904,231	(7)	$4,904,231	(7)	$5,833,241	(7)	$5,233,241	(7)	$6,610,158		$6,493,012

(1)

Amount was decreased by $2,848,787 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s employment agreement. Pre-capped severance amount based on 2016 cash compensation, as defined in his employment agreement and described above on pages 44-48, which reflects the salary and target annual cash bonus for 2016. See Summary Compensation Table for 2017 for increased 2017 salary versus 2016, Grants of Plan-Based Awards Table for 2017 for 2017 target cash incentive opportunity and the discussion above regarding changes that took effect in January, which would result in higher severance amount for change in control and termination dates on and after January 1, 2018 (subject to the 280G cap and cutback provision). Incentive compensation was also decreased by $190,881 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s employment agreement.

(2)	Amount excludes portion of 2017 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2017 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Mr. Zimmerman in February 2015 and October 2015, two-thirds of the restricted units awarded in October 2016, and one-third of the restricted units awarded in October 2017. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Zimmerman depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Zimmerman in February 2015 and October 2015. This amount is based on the actual number of units earned for the February 2015 award, and for the October 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. The amount represents the value at December 29, 2017 of 40,899 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the October 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments under the October 2015 award until the scheduled payment date in 2019, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

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(6)

If Mr. Zimmerman had died or had become disabled on December 29, 2017, he would be entitled to receive payment in 2018, 2019 and 2020, respectively, as provided in his 2015-2017, 2016-2018 and 2017-2019 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 29, 2017, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. Accordingly, this amount represents the value at December 29, 2017 of 20,705 units (i.e., the actual number of units earned under the 2015 award), 13,463 units (i.e., 2/3 of the maximum units under the 2016 award) and 8,350 units (i.e., 1/3 of the maximum units under the 2017 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2016 and 2017 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments until the scheduled payment dates in 2019 and 2020, respectively, for the 2016 and 2017 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Duffield E. Milkie

The payments that would have been made to Mr. Milkie upon a termination of his employment or a change in control of the Partnership as of December 29, 2017, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation
Earned but unpaid salary	$40,495		$40,495		$40,495		$40,495		$40,495		$40,495		$40,495
Severance	—		425,000		425,000		425,000		—		—		1,658,124	(1)
Incentive compensation	141,557	(2)	141,557	(2)	141,557	(2)	141,557	(2)	141,557	(2)	136,053	(3)	141,557	(2)
Restricted units	—		448,481	(4)	448,481	(4)	700,823		700,823		700,823		700,823
Performance units	—		888,836	(5)	888,836	(5)	934,820	(6)	934,820	(6)	1,352,213		1,352,213
Supplemental retirement	—		—		—		107,994		107,994		107,994		107,994
Benefits
Health benefits	—		15,844		15,844		15,844		15,844		—		46,541
Totals	$182,052		$1,960,213	(7)	$1,960,213	(7)	$2,366,533	(7)	$1,941,533	(7)	$2,337,578		$4,047,747

(1)

Severance amount based on 2016 cash compensation, as defined in his employment agreement and described above on pages 44-48, which reflects the salary and target annual cash bonus for 2016. See Summary Compensation Table for 2017 for increased 2017 salary versus 2016 and Grants of Plan-Based Awards Table for 2017 for 2017 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2018 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2017 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2017 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Mr. Milkie in February 2015 and October 2015, two-thirds of the restricted units awarded in October 2016, and one-third of the restricted units awarded in October 2017. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Milkie depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Milkie in February 2015 and October 2015. This amount is based on the actual number of units earned for the February 2015 award, and for the October 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. The amount represents the value at December 29, 2017 of 13,677 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the October 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments under the October 2015 award until the scheduled payment date in 2019, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

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(6)

If Mr. Milkie had died or had become disabled on December 29, 2017, he would be entitled to receive payment in 2018, 2019 and 2020, respectively, as provided in his 2015-2017, 2016-2018 and 2017-2019 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 29, 2017, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. Accordingly, this amount represents the value at December 29, 2017 of 6,928 units (i.e., the actual number of units earned under the 2015 award), 4,499 units (i.e., 2/3 of the maximum units under the 2016 award) and 2,957 units (i.e., 1/3 of the maximum units under the 2017 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2016 and 2017 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments until the scheduled payment dates in 2019 and 2020, respectively, for the 2016 and 2017 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Kelley Semmelroth

The payments that would have been made to Ms. Semmelroth upon a termination of her employment or a change in control of the Partnership as of December 29, 2017, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation
Earned but unpaid salary	$34,092		$34,092		$34,092		$34,092		$34,092		$34,092		$34,092
Severance	—		350,000		350,000		350,000		—		—		1,234,232	(1)
Incentive compensation	116,576	(2)	116,576	(2)	116,576	(2)	116,576	(2)	116,576	(2)	112,044	(3)	116,576	(2)
Restricted units	—		379,302	(4)	379,302	(4)	579,405		579,405		579,405		579,405
Performance units	—		773,422	(5)	773,422	(5)	793,788	(6)	793,788	(6)	1,123,832		1,123,832
Benefits
Health benefits	—		11,796		11,796		11,796		11,796		—		32,579
Totals	$150,668		$1,665,188	(7)	$1,665,188	(7)	$1,885,657	(7)	$1,535,657	(7)	$1,849,373		$3,120,716

(1)

Amount was decreased by $390,767 to comply with the 280G cap and cutback provision of Ms. Semmelroth’s employment agreement. Pre-capped severance amount based on 2016 cash compensation, as defined in her employment agreement and described above on pages 44-48, which reflects the salary and target annual cash bonus for 2016. See Summary Compensation Table for 2017 for increased 2017 salary versus 2016 and Grants of Plan-Based Awards Table for 2017 for 2017 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2018 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2017 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2017 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Ms. Semmelroth in February 2015 and October 2015, two-thirds of the restricted units awarded in October 2016, and one-third of the restricted units awarded in October 2017. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Ms. Semmelroth depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Ms. Semmelroth in February 2015 and October 2015. This amount is based on the actual number of units earned for the February 2015 award, and for the October 2015 award assumes that all performance metrics are met over the applicable performance period and that Ms. Semmelroth would receive the maximum number of units. The amount represents the value at December 29, 2017 of 11,900 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the October 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Ms. Semmelroth would not receive any payments under the October 2015 award until the scheduled payment date in 2019, the value to her of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

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(6)

If Ms. Semmelroth had died or had become disabled on December 29, 2017, she would be entitled to receive payment in 2018, 2019 and 2020, respectively, as provided in her 2015-2017, 2016-2018 and 2017-2019 performance unit awards as if she were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 29, 2017, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Ms. Semmelroth would receive the maximum number of units. Accordingly, this amount represents the value at December 29, 2017 of 5,534 units (i.e., the actual number of units earned under the 2015 award), 4,244 units (i.e., 2/3 of the maximum units under the 2016 award) and 2,435 units (i.e., 1/3 of the maximum units under the 2017 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2016 and 2017 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Ms. Semmelroth would not receive any payments until the scheduled payment dates in 2019 and 2020, respectively, for the 2016 and 2017 performance unit awards, the value to her of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

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DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The Compensation Committee reviewed the Director compensation in 2017 in consultation with Korn Ferry; and the schedule of fees for 2018 is as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chairman); and

3.

For service as Lead Director, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chairman of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chairman of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of becoming a Director (for future Board members). The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

Director Compensation for 2017

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2017. The schedule of fees for 2017 was as follows:

1.

For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.

For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $15,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric L. Affeldt	$235,000	—	—	—	—	—	$235,000
Gina D. France	$202,000	—	—	—	—	—	$202,000
Daniel J. Hanrahan	$69,000	$119,972	—	—	—	—	$188,972
Tom Klein	$70,000	$119,972	—	—	—	—	$189,972
D. Scott Olivet	$67,000	$119,972	—	—	—	—	$186,972
John M. Scott, III	$70,000	$119,972	—	—	—	—	$189,972
Lauri M. Shanahan	$187,000	$—	—	—	—	—	$187,000
Debra Smithart-Oglesby	$69,000	$119,972	—	—	—	—	$188,972

(1)

Matthew A. Ouimet is not included in this table as he was an employee of the Partnership in 2017 and thus received no compensation for his service as a Director. The compensation to Mr. Ouimet as an employee of the Partnership is shown in the Summary Compensation Table and our other Executive Compensation disclosures.

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(2)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of deferred units awarded to Ms. Smithart-Oglesby and Messrs. Hanrahan, Klein and Scott, and the units awarded to Mr. Olivet in 2017. For 2017, Ms. Smithart-Oglesby and Messrs. Hanrahan, Klein, and Scott each received their annual equity payment in the form of 1,846 deferred units and Mr. Olivet received his annual equity payment in the form of 1,846 units. As of December 31, 2017, Messrs. Hanrahan and Scott each had 9,443 deferred units outstanding, Mr. Klein had 6,631 deferred units outstanding, Ms. Smithart-Oglesby had 3,813 deferred units outstanding, and Mr. Olivet and Ms. Shanahan each had 7,597 deferred units outstanding.

(3)	As of December 31, 2017, no non-employee Director had any options outstanding.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Tom Klein, Chairman

Daniel Hanrahan

Debra Smithart-Oglesby

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current Directors and executive officers as a group as of April 9, 2018, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership

			Voting Power (1)		Investment Power
Name of Beneficial Owner	Beneficial Ownership (1)		Sole	Shared	Sole	Shared	Percentage of Units (2)
Richard A. Zimmerman	176,549	(3)	176,549	—	153,671	—	*
Matthew A. Ouimet	465,015	(4)	465,015	—	408,960	—	*
Brian C. Witherow	142,313	(5)	140,388	1,925	128,466	1,925	*
Duffield E. Milkie	71,224	(6)	70,943	281	63,791	281	*
Kelley Semmelroth	47,387	(7)	47,387	—	41,567	—	*
Eric L. Affeldt	8,200		8,200	—	8,200	—	*
Gina D. France	10,525		10,525	—	10,525	—	*
Daniel J. Hanrahan	13,631	(8)	13,631	—	13,631	—	*
Tom Klein	36,240	(8)	33,240	3,000	33,240	3,000	*
D. Scott Olivet	10,733	(8)	10,733	—	10,733	—	*
John M. Scott, III	15,844	(8)	14,104	1,740	14,104	1,740	*
Lauri M. Shanahan	11,273	(8)	11,273	—	11,273	—	*
Debra Smithart-Oglesby	19,932	(8)	19,932	—	19,932	—	*
All Directors and executive officers as a group (18 individuals) (9)	1,194,673		1,187,727	6,946	1,067,032	6,946	2%

* Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Zimmerman, 22,878; Mr. Ouimet, 56,055; Mr. Witherow, 11,922; Mr. Milkie, 7,152; Ms. Semmelroth, 5,820, and all executive officers and directors as a group (18 individuals) 120,695.

(2)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after April 9, 2018, as well as any deferred units the beneficial owner has the right to acquire within 60 days after April 9, 2018, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise as well as any deferred units that the Directors and executive officers as a group have a right to acquire, within 60 days after April 9, 2018, but no exercise of outstanding options covering units held by anyone outside that group.

(3)

Consists of 153,671 units as to which Mr. Zimmerman has sole voting and investment power (which includes 120,742 units directly owned by Mr. Zimmerman as of April 9, 2018 and 32,929 units that Mr. Zimmerman has the right to acquire within 60 days of April 9, 2018 through the exercise of options) and the restricted units referenced in footnote 1.

(4)

Consists of 408,960 units as to which Mr. Ouimet has sole voting and investment power (which includes 200,081 units directly owned by Mr. Ouimet as of April 9, 2018 and 208,879 units that Mr. Ouimet has the right to acquire within 60 days of April 9, 2018 through the exercise of options) and the restricted units referenced in footnote 1.

(5)

Consists of 128,466 units as to which Mr. Witherow has sole voting and investment power (which includes 83,588 units directly owned by Mr. Witherow as of April 9, 2018 and 44,878 units that Mr. Witherow has the right to acquire within 60 days of April 9, 2018 through the exercise of options) and the restricted units referenced in footnote 1; and 1,925 units for which he has shared voting and investment power.

(6)

Consists of 63,791 units as to which Mr. Milkie has sole voting and investment power (which includes 45,687 units directly owned by Mr. Milkie as of April 9, 2018 and 18,104 units that Mr. Milkie has the right to acquire within 60 days of April 9, 2018 through the exercise of options) and the restricted units referenced in footnote 1; and 281 units for which he has shared voting and investment power.

(7)

Consists of 41,567 units as to which Ms. Semmelroth has sole voting and investment power (which includes 27,624 units directly owned by Ms. Semmelroth as of April 9, 2018 and 13,943 that Ms. Semmelroth has the right to acquire within 60 days of April 9, 2018 through the exercise of options) and the restricted units referenced in footnote 1.

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(8)

Includes units which such Directors have the vested right to acquire (within 60 days of April 9, 2018) through the conversion of deferred units under the Director equity deferred compensation program upon termination of a service as a Director of Cedar Fair: (i) Mr. Hanrahan (10,077 units), (ii) Mr. Klein (7,228 units), (iii) Mr. Olivet (8,207 units), (iv) Mr. Scott, III (9,569 units), (v) Ms. Shanahan (7,699 units) and (vi) Ms. Smithart-Oglesby (3,864 units).

(9)

The unit amounts listed include a total of 365,377 units of limited partner interest which all current directors and executive officers as a group have vested options or deferred equity compensation with the right to acquire within 60 days from April 9, 2018.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units
FMR LLC 245 Summer Street Boston, MA 02210	5,793,758	(1)	10.3%
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	4,969,761	(2)	8.8%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	2,923,500	(3)	5.2%

(1)	Based upon a Schedule 13G/A filing by FMR LLC on March 12, 2018. On the Schedule 13G/A, FMR LLC reported sole dispositive power over and aggregate beneficial ownership of 5,793,758 units.

(2)

Based upon a Schedule 13G/A filing by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC (collectively, “NB”) on February 15, 2018. On the Schedule 13G/A, NB reported shared voting power over 4,714,137 units and reported shared dispositive power over and aggregate beneficial ownership of 4,969,761 units.

(3)

Based upon a Schedule 13G/A filing by Capital Research Global Investors (“Capital Research”) on February 14, 2018. On the Schedule 13G/A, Capital Research reported sole voting power over, sole dispositive power over and aggregate beneficial ownership of 2,923,500 units.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2017 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of the director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5 (including amendments to such forms) furnished to the Partnership during and with respect to 2017, except as set forth below, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2017. For 2017, Mr. Tim Fisher had one late Form 4 filing consisting of one transaction.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. oversees the Partnership’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2017 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Partnership’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Partnership, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met five times during fiscal 2017. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Partnership, the Partnership’s internal audit function and the Partnership’s independent auditor. The Committee discussed with the Partnership’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Partnership’s internal control, including internal control over financial reporting; and the overall quality of the Partnership’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Partnership’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Partnership’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Partnership’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Partnership’s independent auditor for 2018. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Partnership and of the industries in which it operates, it is in the best interests of the Partnership and its unitholders to continue retention of Deloitte & Touche LLP to serve as the Partnership’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the unitholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chairperson

Daniel Hanrahan

D.Scott Olivet

Debra Smithart-Oglesby

CEDAR FAIR, L.P. | 2018 Proxy Statement / 61

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$1,174,040	$1,211,245
Audit-Related Fees	77,046	16,457
Tax Fees	349,148	329,833
All Other Fees	—	—

Total	$1,600,234	$1,557,535

Audit Fees consist of fees billed or expected to be billed to Deloitte for professional services rendered for the 2017 and 2016 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees consist of fees billed or expected to be billed to Deloitte that principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax fees consist of fees billed or expected to be billed to Deloitte for services related to tax compliance ($264,908 and $161,907 for 2017 and 2016, respectively) and tax planning ($84,240 and $167,926 for 2017 and 2016, respectively).

There are no other fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING

Any unitholder who wishes to present a proposal other than a nomination at the 2019 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal to the Partnership at its principal executive offices not later than December 27, 2018. Any unitholder who wishes to present such a proposal at the 2019 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal to the Partnership at its executive offices not later than March 12, 2019 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 12, 2019, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received by the Partnership not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2019 annual meeting is held no earlier than May 8, 2019 and no later than August 6, 2019, any nominations will need to be delivered or received no earlier than March 9, 2019 and no later than April 8, 2019 in order to be timely.

62 / CEDAR FAIR, L.P. | 2018 Proxy Statement

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the Partnership’s proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results, or our beliefs or strategies, to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of the document.

CEDAR FAIR, L.P. | 2018 Proxy Statement / 63

CEDAR FAIR, L.P.
ANNUAL MEETING OF LIMITED PARTNERS, JUNE 7, 2018
This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Richard A. Zimmerman and Brian C. Witherow and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on April 9, 2018, at the Annual Meeting of Limited Partners to be held on June 7, 2018, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF MR. DANIEL J. HANRAHAN, MS. LAURI M. SHANAHAN AND MS. DEBRA SMITHART-OGLESBY TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MR. DANIEL J. HANRAHAN, MS. LAURI M. SHANAHAN AND MS. DEBRA SMITHART-OGLESBY, AND FOR PROPOSALS 2 AND 3. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

~ TO VOTE BY MAIL, PLEASE DETACH HERE ~

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and annual report are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information

The Board of Directors recommends a vote FOR Mr. Daniel J. Hanrahan, Ms. Lauri M. Shanahan and Ms. Debra Smithart-oglesby and FOR Proposals 2 and 3.	Please mark vote as indicated in this example	☒

1.	Elect three (3) class II directors of the general partner to serve for a three-year term expiring in 2021 from those nominees nominated in accordance with our partnership agreement:

Board’s Nominees:	01. Daniel J. Hanrahan
02. Lauri M. Shanahan
03. Debra Smithart-oglesby

FOR ALL OF THE BOARD’S NOMINEES	WITHHOLD AUTHORITY FOR ALL OF THE BOARD’S NOMINEES	*FOR ALL EXCEPT (See instructions)
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box to the right and write that nominee’s name in the space provided below.)

*For All Except

	FOR	AGAINST	ABSTAIN
2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Approve, on an advisory basis, the compensation of our named executive officers;	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Date:	,2018

Signature (Please sign exactly as your name appears to the left)

Additional Signature (if held jointly)

Title of Authority

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Your telephone or internet proxy authorizes the named Proxies to vote your units in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:

If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your units will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/FUN

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET YOU NEED NOT MAIL THE PROXY CARD.

Call « « Toll Free « « On a Touch-Telephone 1-877-291-2190 There is NO CHARGE to you for this call

Internet and Telephone voting is available through 11:59 PM Eastern Time on June 6, 2018	CONTROL NUMBER for Telephone/Internet Proxy Authorization